                                                                Exhibit 10.4


                                U.S. $45,000,000

                              AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


                          Dated as of November 4, 1994

                                     Among

                              GENEVA STEEL COMPANY

                                  as Borrower

                                      and

                           THE LENDERS PARTY HERETO,

                                 CITIBANK, N.A.

                                   as Issuer

                                      and

                               CITICORP USA, INC.

                                    as Agent

                       T A B L E   O F   C O N T E N T S

Section                                                                     Page
- -------                                                                     ----
                                   ARTICLE I
                         DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . .  2


         1.1.  Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . .  2
         1.2.  Computation of Time Periods  . . . . . . . . . . . . . . . . . 29
         1.3.  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . 29
         1.4.  Certain Terms  . . . . . . . . . . . . . . . . . . . . . . . . 29

                                   ARTICLE II
                 AMOUNTS AND TERMS OF THE REVOLVING CREDIT LOANS  . . . . . . 30

         2.1.  The Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         2.2.  Making the Loans . . . . . . . . . . . . . . . . . . . . . . . 30
         2.3.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         2.4.  Reduction and Termination of the Commitments . . . . . . . . . 33
         2.5.  Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         2.6.  Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . 33
         2.7.  Conversion/Continuation Option . . . . . . . . . . . . . . . . 36
         2.8.  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         2.9.  Interest Rate Determination and Protection . . . . . . . . . . 37
         2.10. Increased Costs  . . . . . . . . . . . . . . . . . . . . . . . 38
         2.11. Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         2.12. Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . 39
         2.13. Payments and Computations  . . . . . . . . . . . . . . . . . . 40
         2.14. Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         2.15. Sharing of Payments, Etc . . . . . . . . . . . . . . . . . . . 43
         2.16. Letter of Credit Facility  . . . . . . . . . . . . . . . . . . 44
         2.17. Settlement of Accounts   . . . . . . . . . . . . . . . . . . . 51
         2.18. Payments to Lenders  . . . . . . . . . . . . . . . . . . . . . 51

Section                                                                       Page
- -------                                                                       ----
                                  ARTICLE III
              CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT . . . .  51

         3.1.  Conditions Precedent to Initial Loans
                 and Letters of Credit  . . . . . . . . . . . . . . . . . . .  51
         3.2.  Additional Conditions Precedent to Initial
                 Loans and Initial Letters of Credit  . . . . . . . . . . . .  54
         3.3.  Conditions Precedent to Each Loan and
                 Letter of Credit . . . . . . . . . . . . . . . . . . . . . .  56

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . .  57

         4.1.  Corporate Existence; Compliance with Law . . . . . . . . . . .  57
         4.2.  Corporate Power; Authorization; Enforceable Obligations  . . .  58
         4.3.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         4.4.  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . .  59
         4.5.  Financial Matters  . . . . . . . . . . . . . . . . . . . . . .  59
         4.6.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         4.7.  Margin Regulations . . . . . . . . . . . . . . . . . . . . . .  60
         4.8.  Ownership of Borrower; Subsidiaries  . . . . . . . . . . . . .  61
         4.9.  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         4.10. Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         4.11. No Burdensome Restrictions; No Defaults  . . . . . . . . . . .  63
         4.12. No Other Ventures  . . . . . . . . . . . . . . . . . . . . . .  63
         4.13. Investment Company Act . . . . . . . . . . . . . . . . . . . .  63
         4.14. Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         4.15. Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .  64
         4.16. Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . .  65
         4.17. Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . .  65
         4.18. Environmental Protection . . . . . . . . . . . . . . . . . . .  65
         4.19. Intellectual Property  . . . . . . . . . . . . . . . . . . . .  67
         4.20. Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         4.21. Certain Indebtedness . . . . . . . . . . . . . . . . . . . . .  69
         4.22. Restricted Payments  . . . . . . . . . . . . . . . . . . . . .  69
         4.23. Seniority  . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         4.24. Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . .  70

Section                                                                   Page
- -------                                                                   ----
                                   ARTICLE V
                              FINANCIAL COVENANTS   . . . . . . . . . . . . 70

         5.1.  Maximum Leverage Ratio . . . . . . . . . . . . . . . . . . . 70
         5.2.  Maintenance of Tangible Net Worth  . . . . . . . . . . . . . 71
         5.3.  Capital Expenditures . . . . . . . . . . . . . . . . . . . . 72
         5.4.  Cash Flow. . . . . . . . . . . . . . . . . . . . . . . . . . 74
         5.5.  EBITDA to Cash Interest Expense Ratio  . . . . . . . . . . . 75

                                   ARTICLE VI
                        ADDITIONAL AFFIRMATIVE COVENANTS  . . . . . . . . . 76

         6.1.  Compliance with Laws, Etc. . . . . . . . . . . . . . . . . . 76
         6.2.  Conduct of Business  . . . . . . . . . . . . . . . . . . . . 76
         6.3.  Payment of Taxes, Etc. . . . . . . . . . . . . . . . . . . . 76
         6.4.  Maintenance of Insurance . . . . . . . . . . . . . . . . . . 77
         6.5.  Preservation of Corporate Existence, Etc.  . . . . . . . . . 77
         6.6.  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
         6.7.  Keeping of Books . . . . . . . . . . . . . . . . . . . . . . 78
         6.8.  Maintenance of Properties, Etc . . . . . . . . . . . . . . . 78
         6.9.  Performance and Compliance with Other Covenants  . . . . . . 78
         6.10. Application of Proceeds. . . . . . . . . . . . . . . . . . . 78
         6.11. Financial Statements . . . . . . . . . . . . . . . . . . . . 78
         6.12. Reporting Requirements . . . . . . . . . . . . . . . . . . . 81
         6.13. Broker's Fee . . . . . . . . . . . . . . . . . . . . . . . . 85
         6.14. Employee Plans . . . . . . . . . . . . . . . . . . . . . . . 86
         6.15. Interest Rate Contracts. . . . . . . . . . . . . . . . . . . 86
         6.16. Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . 86
         6.17. Borrowing Base Determination . . . . . . . . . . . . . . . . 86
         6.18. The Blocked Account. . . . . . . . . . . . . . . . . . . . . 87
         6.19. Environmental  . . . . . . . . . . . . . . . . . . . . . . . 87
         6.20. Utilization of Intellectual Property . . . . . . . . . . . . 88

                                  ARTICLE VII
                              NEGATIVE COVENANTS  . . . . . . . . . . . . . 88

         7.1.  Liens, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . 88
         7.2.  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . 91
         7.3.  Lease Obligations  . . . . . . . . . . . . . . . . . . . . . 93
         7.4.  Restricted Payments  . . . . . . . . . . . . . . . . . . . . 94

Section                                                                      Page
- -------                                                                      ----
         7.5.  Mergers, Stock Issuances, Sale of Assets, Etc. . . . . . . . .  95
         7.6.  Investments in Other Persons . . . . . . . . . . . . . . . . .  96
         7.7.  Maintenance of Ownership of Subsidiaries . . . . . . . . . . .  97
         7.8.  Change in Nature of Business . . . . . . . . . . . . . . . . .  97
         7.9.  Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97
         7.10. Modification of Material Agreements  . . . . . . . . . . . . .  98
         7.11. Accounting and Tax Reporting Changes . . . . . . . . . . . . .  98
         7.12. Contingent Obligations . . . . . . . . . . . . . . . . . . . .  98
         7.13. Transactions with Affiliates . . . . . . . . . . . . . . . . .  99
         7.14. Adverse Transactions . . . . . . . . . . . . . . . . . . . . .  99
         7.15. Cancellation of Indebtedness Owed to It  . . . . . . . . . . . 100
         7.16. Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . 100
         7.17. Capital Structure  . . . . . . . . . . . . . . . . . . . . . . 101
         7.18. No Speculative Transactions  . . . . . . . . . . . . . . . . . 101
         7.19. Margin Regulations . . . . . . . . . . . . . . . . . . . . . . 101
         7.20. Environmental  . . . . . . . . . . . . . . . . . . . . . . . . 101
         7.21. Management and Consulting Fees . . . . . . . . . . . . . . . . 101
         7.22. Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . 101

                                    ARTICLE VIII
                                 EVENTS OF DEFAULT  . . . . . . . . . . . . . 102

         8.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . 102
         8.2.  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . 105
         8.3.  Actions in Respect of Letters of Credit  . . . . . . . . . . . 105

                                     ARTICLE IX
                                     THE AGENT  . . . . . . . . . . . . . . . 107

         9.1.  Authorization and Action . . . . . . . . . . . . . . . . . . . 107
         9.2.  Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . 107
         9.3.  CUSA and Affiliates  . . . . . . . . . . . . . . . . . . . . . 108
         9.4.  Lender Credit Decision . . . . . . . . . . . . . . . . . . . . 108
         9.5.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . 108
         9.6.  Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . 109

Section                                                                  Page
- -------                                                                  ----

                                   ARTICLE X
                                 MISCELLANEOUS. . . . . . . . . . . . . .110


         10.1.  Amendments, Etc . . . . . . . . . . . . . . . . . . . . .110
         10.2.  Notices, Etc. . . . . . . . . . . . . . . . . . . . . . .111
         10.3.  No Waiver; Remedies . . . . . . . . . . . . . . . . . . .111
         10.4.  Costs; Expenses; Indemnities  . . . . . . . . . . . . . .111
         10.5.  Right of Set-off  . . . . . . . . . . . . . . . . . . . .114
         10.6.  Binding Effect  . . . . . . . . . . . . . . . . . . . . .114
         10.7.  Assignments and Participations  . . . . . . . . . . . . .115
         10.8.  Governing Law; Severability . . . . . . . . . . . . . . .118
         10.9.  Submission to Jurisdiction  . . . . . . . . . . . . . . .119
         10.10. Section Titles  . . . . . . . . . . . . . . . . . . . . .119
         10.11. Execution in Counterparts . . . . . . . . . . . . . . . .119
         10.12. Entire Agreement, etc . . . . . . . . . . . . . . . . . .119
         10.13. Confidentiality . . . . . . . . . . . . . . . . . . . . .120
         10.14. Waiver of Jury Trial  . . . . . . . . . . . . . . . . . .120
         10.15. Return of Old Revolving Credit Notes  . . . . . . . . . .120
         10.16. No Novation . . . . . . . . . . . . . . . . . . . . . . .120

                                   SCHEDULES


Schedule I                - Advance Rates on Eligible Inventory

Schedule II               - Calculation of Cash Flow

Schedule III              - Certain Holders of Voting Stock

Schedule IV               - Applicable Lending Offices and
                                   Addresses for Notices

Schedule V                - Responsible Officers

Schedule VI               - Revolving Credit Commitments

Schedule 4.3              - Taxes

Schedule 4.8              - Subsidiaries

Schedule 4.9              - ERISA

Schedule 4.20(a)          - Borrower's Owned Real Estate

Schedule 4.20(b)          - Borrower's Leased Real Estate

Schedule 4.21             - Certain Indebtedness

Schedule 4.24             - Bank Accounts

Schedule 7.1              - Liens

Schedule 7.3              - Leases

                                    EXHIBITS

Exhibit A            - Amended and Restated Cash Collateral Agreement

Exhibit B            - Amended and Restated Revolving Credit Note

Exhibit C            - Amended and Restated Security Agreement

Exhibit D            - Assignment and Acceptance

Exhibit E            - Blocked Account Letter

Exhibit F            - Borrowing Base Certificate

Exhibit G            - Notice of Borrowing

Exhibit H            - Notice of Conversion/Continuation

Exhibit I            - Letter of Credit Request

Exhibit J            - Opinion of Counsel for the Borrower

Exhibit K            - Opinion of Special New York Counsel for the
                             Borrower

Exhibit L            - Opinion of General Counsel to the Borrower

Exhibit M            - Letter from Borrower's Accountants

Exhibit N            - Guaranty Agreement

         This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of November 4, 1994, among GENEVA STEEL COMPANY, a Utah corporation (the "Borrower"), the financial institutions listed on the signature pages hereof (each individually a "Lender" and collectively the "Lenders"), CITIBANK, N.A., as Issuer (the "Issuer") and CITICORP USA, INC., a Delaware corporation ("CUSA"), as agent hereunder for the Lenders and the Issuer (in such capacity, the "Agent"),

                             W I T N E S S E T H :

         WHEREAS, the Borrower, the Lenders, the Issuer and the Agent are party to a certain Revolving Credit Agreement, dated as of April 29, 1992 (as amended prior to the date hereof, the "Existing Credit Agreement"); and

         WHEREAS, the Borrower has requested that the Lenders (a) finance the working capital requirements of the Borrower and (b) provide funds to the Borrower to repay its outstanding indebtedness, if any, under the Existing Credit Agreement, and for other corporate purposes; and

         WHEREAS, the Lenders are willing to make funds available for such purposes upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Borrower has requested that the Issuer commit to provide the Borrower with letters of credit for general corporate purposes, and the Issuer is willing to issue letters of credit upon the terms and subject to the conditions contained herein; and

         WHEREAS, each of the Borrower, the Lenders, the Issuer and the Agent desire to amend and restate the Existing Credit Agreement in its entirety;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Accounts" has the meaning specified in the Amended and Restated Security Agreement.

         "Additional Discretionary Amount" means, for any date of determination, an amount (which shall not be less than zero) equal to the difference between (a) the sum of (i) the cumulative Cash Flow of the Borrower for the period from September 30, 1994 through the end of the most recently ended month at which the Borrower's Cash Flow has been determined and reported to the Agent, plus (ii) the net (after payment of fees, commissions, expenses and the like) cash proceeds received by the Borrower in respect of the issuance of its Stock from September 30, 1994 to the date of such determination, plus
(iii) the net (after payment of fees, commissions, expenses and the like) amount of Indebtedness permitted under Section 7.2(p) (and, for purposes of determining the Additional Discretionary Amount for purposes of Section 5.3, Sections 7.2(f) and 7.2(g)), incurred by the Borrower from the date hereof to the date of such determination, plus (iv) cash dividends received by the Borrower from September 30, 1994 to the date of such determination (to the extent not reflected in Cash Flow), plus (v) the non-cash decrease in the Borrower's Net Worth from September 30, 1994 to the date of such determination (other than such non-cash decrease resulting from transactions in the ordinary course of business), and (b) the sum of (i) the amount in respect of Cash Flow set forth in Section 5.4 opposite the month ending on or immediately prior to such date of determination, plus (ii) all required principal payments in respect of the Borrower's outstanding Indebtedness made from the date hereof to the date of such determination (other than (A) principal prepayments made pursuant to Section 2.6(d) solely by reason of the existence of a Prepayment Period and Section 2.6(c), (B) principal payments made in respect of Indebtedness, if any, of the Borrower in connection with the Receivables Securitization, and (C) principal payments made on the Closing Date in respect of Indebtedness outstanding under the Existing Credit Documents), plus (iii) the non-cash increase in the Borrower's Net Worth from September 30, 1994 to the date of such determination (other than such non-cash increase resulting from transactions in the ordinary course of business).

         "Affiliate" means, as to any Person, any Subsidiary of such Person and any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 5% or more of any class of voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Amended and Restated Revolving Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

         "Amended and Restated Cash Collateral Agreement" means an agreement, in substantially the form of Exhibit A, executed by the Borrower and the Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

         "Amended and Restated Revolving Credit Note" means a promissory note of the Borrower payable to the order of each Lender in a maximum principal amount equal to the amount of such Lender's Revolving Credit Commitment, in substantially the form of Exhibit B, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Credit Loans (and, in the case of the Swing Bank, its Swing Loans) made by such Lender, as such promissory note may be amended, supplemented or otherwise modified from time to time.

         "Amended and Restated Security Agreement" means an agreement, in substantially the form of Exhibit C, executed by the Borrower and the Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

         "Annual Report" means the annual report of the Borrower on Form 10-K filed with the Securities and Exchange Commission for the period ended September 30, 1993.

         "Applicable Base Rate Margin" means 1.25%; provided, however, that if the Agent shall have received from the Borrower financial and other information (which information shall be delivered to the Agent within 45 days after the end of each Fiscal Quarter), satisfactory in form and substance to the Agent, establishing that the Borrower achieved a ratio of EBITDA for the rolling 12-month period ended on the last day of the immediately preceding Fiscal Quarter to Cash Interest Expense for such 12-month period of at least 3.60 to 1.00, then, commencing on the first day of the month next succeeding the delivery of such information (but not prior to July 1, 1995), the Applicable Base Rate Margin shall be reduced for the three-month period commencing on such day to 1.00%; provided further, however, that notwithstanding the foregoing, (a) no reduction in the Applicable Base Rate Margin shall be or become effective for or on any day on which there exists a Default or an Event of Default, and (b) any effected reductions in the Applicable Base Rate Margin shall terminate (i) immediately upon the occurrence and during the continuance of a Default or an Event of Default, and (ii) on the first day of the first month next succeeding the date on which such information is given evidencing that the Borrower has failed to achieve the above-described ratio.

         "Applicable Eurodollar Rate Margin" means 2.50%; provided, however, that if the Agent shall have received from the Borrower financial and other information (which information shall be delivered to the Agent within 45 days after the end of each Fiscal Quarter), satisfactory in form and substance to the Agent, establishing that the Borrower achieved a ratio of EBITDA for the rolling 12-month period ended on the last day of the immediately preceding Fiscal Quarter to Cash Interest Expense for such 12-month period of at least
3.60 to 1.00, then, commencing on the first day of the month next succeeding the delivery of such information (but not prior to July 1, 1995), the Applicable Eurodollar Rate Margin shall be reduced for the three-month period commencing on such day to 2.25%; provided further, however, that notwithstanding the foregoing, (a) no reduction in the Applicable Eurodollar Rate Margin shall be effective for any day on which there exists a Default or an Event of Default, and (b) any effected reductions in the Applicable Eurodollar Rate Margin shall terminate (i) immediately upon the occurrence and during the continuance of a Default or an Event of Default, and (ii) on the first day of the first month next succeeding the date on which such information is given evidencing that the Borrower has failed to achieve the above-described ratio.

         "Applicable Lending Office" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender or an Issuer and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit D.


         "Available Credit" means, at any time, an amount equal to the difference between (a) the lower of (i) the then effective Revolving Credit Commitments of the

Lenders, and (ii) the Borrowing Base at such time, minus (b) the aggregate of the outstanding principal amount of the Loans at such time and the Letter of Credit Obligations at such time.

         "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of:

                 (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                 (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by
(B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the maximum annual assessment rates payable to the Federal Deposit Insurance Corporation (or any successor) by banks which are members of the Bank Insurance Fund for insuring U.S. dollar deposits in the United States; and

                 (c) the sum (adjusted to the nearest one percent or, if there is no nearest one percent, to the next higher one percent) of (i) one percent per annum plus (ii) the Federal Funds Rate.

         "Base Rate Loan" means any outstanding principal amount of any Loan of any Lender that bears interest with reference to the Base Rate.

         "Blocked Account" has the meaning specified in Section 6.18.

         "Blocked Account Letter" means a letter agreement, substantially in the form of Exhibit E, executed by the Borrower and the Agent and acknowledged and agreed to by Citibank, as such letter agreement may be amended, supplemented or otherwise modified from time to time.

         "Borrowing Base" means, at any time, the sum of (a) such amount of Eligible Inventory at such time as determined in accordance with the advance rate formulae set forth on Schedule I, less such reserves as the Agent, in its sole discretion (based upon its customary practice), may deem appropriate, plus
(b) all cash on deposit at such time in the Cash Collateral Account and the L/C Cash Collateral Account; provided, however, that the aforementioned advance rates in respect of Eligible Inventory may be prospectively adjusted by the Agent from time to time upon at least five Business Days' prior written notice to the Borrower to conform to the Agent's regular business practices and policies applicable to asset based loans with advance rates based on current assets in effect from time to time, which practices and policies may be changed by the Agent in its sole discretion, and any changes with respect to reserves (as contemplated above) to be evidenced by notice to the Borrower and applicable prospectively on the Borrowing Base Certificate following such notice.

         "Borrowing Base Certificate" means a certificate of the Borrower substantially in the form of Exhibit F.

         "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or the State of Utah and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market.

         "Capital Expenditures" means, for any Person for any period, the aggregate of all expenditures by such Person and its Restricted Subsidiaries during such period (including, without limitation, renewals, improvements, replacements and capitalized repairs) that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP. For the purpose of this definition, (a) the purchase price of equipment which is acquired simultaneously with the trade-in of existing equipment owned by such Person or any of its Restricted Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such insurance proceeds, as the case may be, and (b) the purchase price of equipment which is acquired within 180 days after the sale of existing equipment owned by such Person or any of its Restricted Subsidiaries shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the lower of the sales price or book value of such equipment being sold at such time.

         "Capitalized Lease" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "Capitalized Lease Obligations" means, as to any Person, the capitalized amount of all obligations of such Person and its Restricted Subsidiaries under Capitalized Leases, as determined on a consolidated basis in accordance with GAAP.

         "Cash Collateral Account" has the meaning set forth in the Amended and Restated Cash Collateral Agreement.

         "Cash Equivalents" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof and backed by the full faith and credit of the United States, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any Lender or any bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and which, at the date of determination, are rated at least A+ by Standard & Poor's Corporation or A-1 by Moody's Investors Services, Inc., having maturities of one year or less from the date of acquisition, and (c) commercial paper and money market preferred stock of an issuer rated at least A-2 by Standard & Poor's Corporation or P-2 by Moody's Investors Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

         "Cash Flow" means, in respect of the Borrower at any date of determination, an amount equal to the difference between (a) the amount set forth as the "Net cash provided by (used for) operating activities" appearing on the Fiscal Year to date statement of cash flows of the Borrower and its Restricted Subsidiaries, prepared in accordance with GAAP (other than the footnote disclosures required by GAAP) and the methodology set forth on
Schedule II, minus (b) the outstanding amount of all investor certificates (other than transferor certificates) outstanding under the Receivables Securitization.

         "Cash Interest Expense" means, for any Person for any period, the Net Interest Expense of such Person for such period, plus (a) interest expense capitalized for such period to the extent deducted in the determination of such Net Interest Expense, less (b) Non-Cash Interest Expense of such Person for such period.

         "Change in Control" means (a) each and every issue, sale, series of sales or other disposition or purchase or series of purchases of shares of Voting Stock of the Borrower or other event or agreement with respect to shares of Voting Stock of the Borrower which results in a Person or group of Persons acting in concert (other than one or more present holders of the Class B Common Stock of the Borrower listed on Schedule III hereto, any spouse or child of such holder or any Person controlled by any such holder) obtaining majority voting control or the right to elect the majority of the board of directors of the Borrower, or (b) the consolidation or merger by the Borrower with another corporation, in a transaction in which the then existing shareholders of the Borrower hold less than a majority of the combined voting power of the then outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors (other than in connection with the creation of a holding company not involving a change in shareholders provided such holding company owns beneficially 100% of the issued Stock of the Borrower). In the event the Borrower becomes a wholly-owned subsidiary of any such holding company a "change in control" as defined and used herein shall also apply to such holding company, with references to Class B Common Stock in the case of the holding company being deemed a reference to the equivalent equity of such holding company. As used in the parenthetical above relating to holders of Class B Common Stock, the term "control" shall have the same meaning set forth in the definition of the term "Affiliate".

         "Citibank" means Citibank, N.A., a national banking association.

         "Closing Date" means November 7, 1994.

         "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

         "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower in or upon which a Lien is granted under any Collateral Document.

         "Collateral Documents" means the Amended and Restated Security Agreement, the Amended and Restated Cash Collateral Agreement, the Blocked Account Letter and any other document executed and delivered by the Borrower or a Subsidiary of the Borrower granting a Lien on any of its property to secure, or to guarantee, payment of the Obligations (whether pursuant to Section 7.16 or otherwise).

         "Commodity Contracts" means commodity options, futures, swaps, and other similar agreements and arrangements designed to provide protection against fluctuations in commodity prices.

         "Computation Date" has the meaning specified in Section 2.17.

         "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste and any substance regulated or forming the basis of liability under any Environmental Law, including, without limitation, any special waste, petroleum or petroleum-derived substance or waste, or any constituent of such substance or waste.

         "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement entered into by such other Person relating to such Indebtedness or Contingent Obligation will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise),
(ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or

(v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement or liability described under subclause (i), (ii), (iii),
(iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence; provided, however, that it is understood the transactions contemplated in agreements such as the Mannesmann Agreement shall not be deemed "Contingent Obligations" for any purpose of this Agreement. The amount of any Contingent Obligation shall be equal to the lesser of (i) the amount payable under such Contingent Obligation (if quantifiable), or (ii) the portion of the obligation so guaranteed or otherwise supported.

         "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject including, in the case of the Borrower, any such provision contained in the Mannesmann Agreement, the 1993 Senior Notes Indenture, the 1993 Senior Notes, the Exchange Debentures Indenture, the Exchange Debentures, the 1994 Senior Notes Indenture, the 1994 Senior Notes, and the Securitization Documents.

         "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

         "DOL" means the United States Department of Labor, or any successor thereto.

         "Dollars" and the sign "$" each mean the lawful money of the United States of America.

         "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule IV or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

         "EBITDA" means, for any Person and its Restricted Subsidiaries for any period, the Net Income (Loss) of such Person and its Restricted Subsidiaries for such period taken as a single accounting period, plus (a) the sum of the following amounts of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense, (iii) Net Interest Expense, (iv) provision for income taxes and similar taxes, and (v) extraordinary losses, less (b) the sum of the following amounts of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP to the extent included in the determination of such Net Income (Loss): (i) extraordinary gains, (ii) the Net Income (Loss) of any other Person that is accounted for by the equity method of accounting, after deducting the amount of dividends or distributions paid by such other Person to such Person, (iii) the Net Income (Loss) of any other Person acquired by such Person or a Restricted Subsidiary of such Person in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition, and (iv) other non-operating income.

         "Eligible Assignee" means any commercial bank or other non-bank financial institution including, without limitation, any insurance company, savings bank or savings and loan association, in each case approved in writing by the Borrower and the Agent as an Eligible Assignee for purposes of this Agreement; provided that the Borrower's approval shall not be unreasonable withheld. Without limitation on the foregoing, the Borrower may withhold its consent of any such Person if (a) the proposed assignment of any portion of any Lender's or the Issuer's rights and obligations under this Agreement to such Person would significantly increase (i) the amount of payments required to be made by the Borrower under Sections 2.10, 2.12 or 2.14 (determined as of the date on which such other financial institution is proposed to become a Lender hereunder), or (ii) the likelihood that any such financial institution will give the notice and make the demand contemplated by Section 2.11, or (b) in the case of an assignee of the Issuer, such assignee's letters of credit are not generally accepted in commercial markets.

         "Eligible Inventory" means such of the Inventory of the Borrower, valued at the lower of (a) market, or (b) cost (determined on a weighted average basis consistent with the past practices of the Borrower), as the Agent, in its sole discretion (in accordance with its customary practice), deems eligible, less all reserves as the Agent, in its sole discretion (in accordance with its customary practice), from time to time deems appropriate (any such changes to be evidenced by notice to the Borrower and applicable prospectively on the Borrowing Base Certificate following receipt of such notice). For the purposes of this definition, the Agent does not intend to treat the following Inventory as eligible: (a) Inventory in transit (unless otherwise determined to be eligible by the Agent in its sole discretion in accordance with its customary practice after a request for such a determination by the Borrower), (b) Inventory held by a bailee or Inventory held on leased premises where the bailee or landlord thereof, as the case may be, has not executed a waiver in form and substance reasonably satisfactory to the Agent, (c) Inventory subject to a Lien prior in right to that of the Lien in favor of the Secured Parties (unless determined to be eligible by the Agent in its sole discretion after a request for such a determination by the Borrower) or subject to any other Lien other than a Permitted Lien, and (d) Inventory acquired by the Borrower after the date hereof, outside the jurisdictions in which the Secured Parties have a perfected, first priority Lien, subject to Permitted Liens. Nothing in the preceding sentence shall limit the Agent's right, in its sole discretion (in accordance with its customary practice), to treat any item of Inventory as ineligible (any such ineligibility to be evidenced by notice to the Borrower and applicable prospectively on the Borrowing Base Certificate following such notice).

         "Environmental Law" means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C.
Section 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (42 U.S.C. Section 7401 et seq.); the Clean Air Act, as amended (42 U.S.C.
Section  740 et seq.); the Federal Water Pollution Control Act, as amended
(33 U.S.C. Section 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. Section 300f et seq.), and their state and local counterparts or equivalents and any applicable transfer of ownership notification or approval statutes such as the New Jersey Environmental Cleanup Responsibility Act (N.J. Stat. Ann. Section 13:1K-6 et seq.) ("ECRA").

         "Environmental Liabilities and Costs" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, and which relate to any environmental, health or safety condition, or a Release or threatened Release.

         "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

         "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

         "ERISA Event" means, with respect to any Loan Party or any ERISA Affiliate, (a) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA,
(c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan, (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under
Section 4041 of ERISA, (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on Schedule IV (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

         "Eurodollar Rate" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of CUSA during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

         "Eurodollar Rate Loan" means any outstanding principal amount of the Revolving Credit Loans of any Lender that, for an Interest Period, bears interest at a rate determined with reference to the Eurodollar Rate.

         "Eurodollar Rate Reserve Percentage" means for any Interest Period the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

         "Event of Default" has the meaning specified in Section 8.1.

         "Exchange Debentures" means the Borrower's Exchange Debentures, due March 15, 2003, issuable in exchange for the Preferred Stock in an aggregate principal amount equal to the liquidation preference of the Preferred Stock exchanged, bearing interest at an annual rate of 14.25%, as amended, modified or extended from time to time.

         "Exchange Debentures Indenture" means that certain Indenture, dated as of a date to be determined, among the Borrower and a trustee to be designated, as Trustee, pursuant to which the Exchange Debentures are to be issued, as the same may be amended, supplemented or otherwise modified from time to time.

         "Existing Credit Agreement" has the meaning set forth in the first recital hereof.

         "Fair Market Value" means (a) with respect to any asset (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, as set forth in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such security on the business day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc. or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

         "Fiscal Quarter" means the three month period ending on March 31, June 30, September 30 or December 31.

         "Fiscal Year" means the 12 month period ending on September 30.

         "Funding" means Geneva Steel Funding Corporation, a Utah corporation, which is a wholly owned Subsidiary of the Borrower.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Pub-lic Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that, for purposes of Article V, the defined terms used therein and in the definition of the term "Additional Discretionary Amount" and the defined terms used therein, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in Section 4.5(a).

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Improvements" has the meaning specified in Section 4.20(d).

         "Indebtedness" of any Person means (a) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations of such Person under Interest Rate Contracts and Commodity Contracts, (h) all Indebtedness referred to in clause (a), (b), (c),
(d), (e), (f) or (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, Accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) in the case of the Borrower, the Obligations, (j) all liabilities of such Person which would be shown on a balance sheet of such Person prepared in accordance with GAAP, and (k) all liabilities of such Person in connection with the failure to make when due any contribution or payment pursuant to or under any Plan.

         "Indemnitee" has the meaning specified in Section 10.4(b).

         "Interest Period" means, (a) initially, the period commencing on the date a Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, three, six, nine or twelve months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Agent pursuant to Section 2.2(a) or 2.7, and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.7, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, three, six, nine or twelve months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to
Section 2.7; provided, however, that:

                 (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                 (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                 (iii) the Borrower may not select any Interest Period which ends after the Termination Date; and

                 (iv) there shall be outstanding at any one time no more than four Interest Periods in the aggregate.

         "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

         "Inventory" has the meaning specified in the Amended and Restated Security Agreement.

         "Investments" has the meaning specified in Section 7.6.

         "IRS" means the Internal Revenue Service, or any successor thereto.

         "L/C Cash Collateral Account" has the meaning specified in Section 8.3(a).

         "Leases" means, with respect to the Borrower or any of its Restricted Subsidiaries, all of those leasehold estates in real property now owned as lessee or hereafter acquired, as such may be amended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

         "Letter of Credit" means any letter of credit issued for the account of the Borrower by the Issuer pursuant to Section 2.16.

         "Letter of Credit Obligations" means, at any time, all liabilities at such time of the Borrower to the Issuer with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

         "Letter of Credit Reimbursement Agreement" has the meaning specified in Section 2.16(c).

         "Letter of Credit Request" has the meaning specified in Section
2.16(d).

         "Letter of Credit Undrawn Amounts" means, at any time, the aggregate amount available to be drawn under all Letters of Credit outstanding at such time.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement or the interest of a lessor under a Capitalized Lease Obligation or any Other Lease.

         "Loan" means a Revolving Credit Loan or a Swing Loan, made by a Lender to the Borrower pursuant to Article II.

         "Loan Documents" means, collectively, this Agreement, the Amended and Restated Revolving Credit Notes, each Letter of Credit Reimbursement Agreement (if any) and the Collateral Documents.

         "Loan Party" means the Borrower and each Subsidiary of the Borrower; provided, however, that for the purposes of Sections 4.9, 6.11(d)(iv), 6.12(e), 6.12(f), 6.12(g), 6.12(h), 6.12(i), 6.12(j), 6.14 and 8.1(g) "Loan Party" means the Borrower and each Restricted Subsidiary of the Borrower.

         "Long-Term Leases" means any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

         "Majority Lenders" means (a) at any time there are two or fewer Lenders, any Lender or Lenders having more than 50% of the Revolving Credit Commitments, (b) at any time there are three or four Lenders, at least two Lenders having at least 60% of the Revolving Credit Commitments, and (c) at any time there are five or more Lenders, at least three Lenders having at least 60% of the Revolving Credit Commitments.

         "Mannesmann" means Mannesmann Pipe & Steel Corporation, a New York corporation, and any successor thereto.

         "Mannesmann Agreement" means that certain Sales Representation Agreement, dated as of December 8, 1988, between the Borrower and Mannesmann, as the same may be amended from time to time.

         "Material Adverse Change" means a material adverse change in any of
(a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower or the Borrower and its Subsidiaries taken as one enterprise, (b) the legality, validity or enforceability of any Loan Document, (c) the perfection or priority of the Liens granted pursuant to the Collateral Documents (it being understood that the existence and effect on priority of Permitted Liens shall not, in and of itself, constitute such a change), (d) the ability of the Borrower to repay the Obligations or of any Loan Party to perform its obligations under any Loan Document, or (e) the rights and remedies of the Lenders or the Agent under the Loan Documents; provided, however, that for purposes hereof and without influencing the interpretation of any of the foregoing, (i) the net losses of approximately $27,000,000 of the Borrower for its 1994 Fiscal Year, (ii) the Projections of the Borrower in effect on the date hereof, and (iii) the incurrence or suffering to exist of any Indebtedness or the granting or suffering to exist of any Liens by an Unrestricted Subsidiary shall not, in and of themselves, constitute a Material Adverse Change.

         "Material Adverse Effect" means an effect that has a reasonable likelihood of resulting in or causing a Material Adverse Change.

         "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "Net Income (Loss)" means, for any Person for any period, the aggregate of net income (or loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "Net Interest Expense" means, for any Person for any period, (a) the gross interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus (b) the following for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP: the sum of (i) losses for such period on Interest Rate Contracts (to the extent not included in such gross interest expense), (ii) the amount expensed for upfront costs or fees for such period associated with Interest Rate Contracts (to the extent not included in gross interest expense), and (iii) in respect of any Person and its Restricted Subsidiaries, an amount equal to the yield paid by such Person and its Restricted Subsidiaries plus other related financing expenses in respect of sales of Accounts pursuant to the Receivables Securitization during such period, less (c) the following for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP: the sum of (i) interest capitalized during construction for such period, (ii) interest income for such period, (iii) gains for such period on Interest Rate Contracts (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), and (iv) the net interest expense of any other Person acquired by such Person or a Restricted Subsidiary of such Person in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition.

         "Net Worth" of any Person means, at any date, the difference between Total Assets of such Person at such date and Total Liabilities of such Person at such date.

         "1994 Senior Notes" means the Borrower's Senior Notes, which are due on January 15, 2004, in an initial aggregate principal amount of $190,000,000, bearing interest at an annual rate of 9.5%, issued under the 1994 Senior Notes Indenture, as amended, modified or extended from time to time.

         "1994 Senior Notes Indenture" means that certain Indenture, dated as of January 15, 1994 among the Borrower and Bankers Trust Company, as Trustee, pursuant to which the Prepayment Senior Notes were issued, as the same may be amended, supplemented or otherwise modified from time to time.

         "1993 Senior Notes" means the Borrower's Senior Notes due March 15, 2001, in an initial aggregate principal amount of $135,000,000, bearing interest at an annual rate of 11-1/8%, issued under the 1993 Senior Notes Indenture, as amended, modified or extended from time to time.

         "1993 Senior Notes Indenture" means that certain Indenture, dated as of March 15, 1993 among the Borrower and Bankers Trust Company, as Trustee, pursuant to which the Senior Notes were issued, as the same may be amended, supplemented or otherwise modified from time to time.

         "Non-Cash Interest Expense" means, for any Person for any period, the sum of the following amounts to the extent included in Net Interest Expense of such Person for such period: (a) the amount of amortized debt discount, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, and (c) any increase in pay-in-kind interest payable less any decrease in pay-in-kind interest payable.

         "Notice of Borrowing" has the meaning specified in Section 2.2(a).

         "Notice of Conversion or Continuation" has the meaning specified in
Section 2.7.

         "Obligations" means the Swing Loans, the Revolving Credit Loans, the Letter of Credit Obligations and all other advances, debts, liabilities, obligations, covenants and duties arising under this Agreement or under any other Loan Document owing by the Borrower to the Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, issuance or amendment of a Letter of Credit or payment of any draft drawn thereunder or any fees and expenses associated therewith, loan, guaranty, indemnification, foreign exchange transaction, Interest Rate Contract, or Commodity Contract or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

         "Old Revolving Credit Notes" means the "Revolving Credit Notes", as defined in the Existing Credit Agreement, which notes will be exchanged for the Amended and Restated Revolving Credit Notes on the Closing Date.

         "Other Lease" means any financing lease having substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement.

         "Other Taxes" has the meaning specified in Section 2.14(b).

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" means an employee pension benefit plan, as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which any Loan Party or, if a Title IV Plan or a Plan subject to Section 412 of the Code, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

         "Permitted Liens" has the meaning specified in Section 7.1.

         "Person" means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

         "Plan" means an employee benefit plan, as defined in Section 3(3) of ERISA, which any Loan Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Preferred Stock" means the Borrower's Cumulative Redeemable Exchangeable Preferred Stock, no par value per share, having an annual dividend rate of 14.0%, and any other preferred stock of the Borrower exchanged for, and having terms identical to, such Cumulative Redeemable Exchangeable Preferred Stock.

         "Prepayment Period" means a period commencing on any date on which the sum of the Loans and the Letter of Credit Obligations outstanding is equal to or greater than $10,000,000 and ending on the date, if any, which is 30 days after the later to occur of (i) the decrease of the aggregate Loans and Letter of Credit Obligations outstanding to an amount less than $10,000,000, and (ii) the written request by the Borrower to the Agent made after the commencement of such period to terminate such period.

         "Projections" means those financial projections of the Borrower, dated October 14, 1994, as updated periodically by the Borrower in the ordinary course of business in a manner consistent with its past practices.

         "Proxy Statement" means the Borrower's proxy statement, dated February 2, 1994.

         "Qualified Plan" means an employee pension benefit plan, as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan), which is intended to be tax-qualified under Section 401(a) of the Code, and which any Loan Party or, if subject to Section 412 of the Code, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Ratable Portion" or "ratably" means, with respect to any Lender, the quotient obtained by dividing the Revolving Credit Commitment of such Lender by the Revolving Credit Commitments of all the Lenders.

         "Real Estate" means all of those plots, pieces or parcels of land now owned or hereafter acquired by any Loan Party (the "Land"), including, without limitation, those listed on Schedule 4.20(a), together with the right, title and interest of such Loan Party, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

         "Receivables Purchase Agreement" means the Receivables Purchase Agreement, dated the date hereof, between the Borrower and Funding, as the same may be amended, supplemented or otherwise modified from time to time.

         "Receivables Securitization" means the transactions described and contemplated in the Securitization Documents.

         "Register" has the meaning specified in Section 10.7(c).

         "Reimbursement Obligations" means all reimbursement or repayment obligations of the Borrower to the Issuer with respect to Letters of Credit including, without limitation, pursuant to any applicable Letter of Credit Reimbursement Agreement.

         "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any property owned or operated by such Person, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, ground water or property.

         "Remedial Action" means all actions required or voluntarily undertaken to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "Rentals" means, as of the date of determination, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but excluding any amounts required to be paid by the Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Reportable Event' means any of the events described in Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

         "Requirement of Law" means, as to any Person, the articles of incorporation and by-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules, regulations and executive orders, including, without limitation, federal, state or local securities, antitrust and licensing laws, health and safety laws, and all applicable trade laws and requirements, including, without limitation, all disclosure requirements of Environmental Laws, ERISA and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" means, with respect to the Borrower, any of the executive officers of the Borrower listed on Schedule V.

         "Restricted Party" means the Borrower and any Restricted Subsidiary.

         "Restricted Subsidiary" means any Subsidiary (a) which is organized under the laws of the United States or any State thereof, (b) which conducts substantially all of its business and has substantially all of its assets within the United States, (c) of which more than 80% (by number of votes) of the Voting Stock is owned by the Borrower and/or one or more Restricted Subsidiaries, and (d) which at the time of creation or acquisition thereof by the Borrower is designated by written notice to the Agent, accompanied by a resolution of the Board of Directors of the Borrower, to be included in the definition of Restricted Subsidiary for all purposes of this Agreement; provided however, that once a Subsidiary is so designated a Restricted Subsidiary it may never become an Unrestricted Subsidiary; and provided further, however, that Funding shall be deemed a Restricted Subsidiary.

         "Revolving Credit Borrowing" means a borrowing by the Borrower consisting of Revolving Credit Loans made on the same day.

         "Revolving Credit Commitment" means, as to each Lender, the commitment of such Lender to make Revolving Credit Loans to the Borrower pursuant to
Section 2.1(a) in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule VI under the caption "Revolving Credit Commitment," as such amount may be reduced or modified pursuant to this Agreement.

         "Revolving Credit Loan" means a Loan made by a Lender to the Borrower pursuant to Section 2.1(a).

         "Secured Parties" has the meaning specified in the Amended and Restated Security Agreement.

         "Securitization Documents" means each agreement, document and instrument entered into by the Borrower or Funding in connection with the Receivables Securitization, including without limitation, the Receivables Purchase Agreement executed by the Borrower and Funding and the promissory note of Funding in favor of the Borrower made in connection therewith.

         "Settlement Date" has the meaning specified in Section 2.17.

         "Solvent" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Stock" means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

         "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

         "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

         "Swing Bank" means CUSA, or such other Lender who shall (a) also be the Agent, or (b) agree with the Agent to act as Swing Bank.

         "Swing Loan" means a Loan made by the Swing Bank to the Borrower pursuant to Section 2.1(b).

         "Swing Loan Available Credit" means the Swing Bank's Ratable Portion of the Available Credit.

         "Swing Loan Borrowing" means a borrowing consisting of a Swing Loan.

         "Tangible Net Worth" of any Person means, at any date, the Net Worth of such Person at such date, excluding, however, from the determination of the Total Assets of such Person at such date (to the extent the same are included in the determination of Total Assets and without duplication), (a) all goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (b) all deferred charges or unamortized debt discount and expense, (c) all reserves carried and not deducted from assets or carried as a liability, (d) treasury stock and capital stock of such Person and its Restricted Subsidiaries, and all obligations or other securities of, or capital contributions to, or investments in or advances or loans to, any Unrestricted Subsidiary of such Person or any of its Subsidiaries, (e) securities which are not readily marketable, (f) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement, defeasance or prepayment of any Stock, (g) any write-up in the book value of any asset resulting from a revaluation thereof, and (h) any items not included in clauses (a) through (g) above which are treated as intangibles in conformity with GAAP.

         "Tax Affiliate" means, as to any Person, any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

         "Tax Returns" has the meaning specified in Section 4.3.

         "Taxes" has the meaning specified in Section 2.14(a).

         "Termination Date" means the earlier of (a) April 30, 1999 and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to
Section 2.4 or 8.2.

         "Title IV Plan" means a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

         "Total Assets" of any Person means, at any date, the total assets of such Person and its Restricted Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

         "Total Liabilities" of any Person means, at any date, the total liabilities of such Person and its Restricted Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

         "Unfunded Pension Liability" means, as of any determination date, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan.

         "Unrestricted Subsidiary" means any Subsidiary which is not a Restricted Subsidiary.

         "Voting Stock" means with respect to any Person, the Stock or other securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors of such Person (or Persons performing similar functions).

         "Warrants" means the Borrower's warrants, dated the date of issuance of the Preferred Stock, each of which is exercisable into one share of the Borrower's Class A Common Stock (or such other class of the Borrower's Stock having rights (other than voting rights) substantially equivalent to the Borrower's Class A Common Stock).

         "Welfare Benefit Plan" means an employee welfare benefit plan, as defined in Section 3(1) of ERISA, to which any Loan Party maintains, contributes to, or contributed to prior to the Closing Date, or has an obligation to contribute to, on behalf of its former or active employees (or their beneficiaries).

        1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

        1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.

        1.4. Certain Terms. (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in, this Agreement.

              (b) The terms "Lender," "Issuer" and "Agent" include their respective successors and the term "Lender" includes each assignee of such Lender who becomes a party hereto pursuant to Section 10.7.

              (c) For purposes of Articles IV and VI only, the terms "Loan Party" and "Subsidiary" shall include an Unrestricted Subsidiary only if the consequences of such inclusion (i) in the case of a representation or warranty contained in Article IV, would cause a breach thereof, the circumstances of which would have a Material Adverse Effect, and (ii) in the case of a covenant contained in Article VI, would, upon a breach of such covenant due to such inclusion, have a Material Adverse Effect.

              (d) Any Default or Event of Default which occurred on a specified date or during a specified period (such as a date or period specified in Article V) shall not be "continuing" or "in continuance" if, as of any subsequent date or for any subsequent period of determination, the Default or Event of Default no longer exists even though the Default or Event of Default occurred on the former date or for the former period of determination.

                                   ARTICLE II

                AMOUNTS AND TERMS OF THE REVOLVING CREDIT LOANS

         2.1.   The Loans.

                (a) The Revolving Credit Loans. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each a "Revolving Credit Loan") to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment; provided, however, that at no time (except as provided for in Section 2.13(c)), shall any Lender be obligated to make a Revolving Credit Loan in excess of such Lender's Ratable Portion of the Available Credit. Each Lender agrees to make Revolving Credit Loans in accordance with Section 2.17. Within the limits of each Lender's Revolving Credit Commitment, until the Termination Date, amounts prepaid pursuant to
Section 2.6 may be reborrowed under this Section 2.1(a) and Section 2.17. The Revolving Credit Loans of each Lender shall be evidenced by an Amended and Restated Revolving Credit Note payable to the order of such Lender.

                (b) The Swing Loans. The Swing Bank, in its sole discretion, on the terms and subject to the conditions contained in this Agreement, may make loans (each a "Swing Loan") to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date as provided herein and in lieu of the making of Revolving Credit Loans in an aggregate amount not to exceed at any time outstanding (except as provided for in Section 2.13(c)), the lesser of (i) the Swing Loan Available Credit or (ii) the difference between (x) the Swing Bank's Revolving Credit Commitment and (y) the sum of the aggregate outstanding principal amount of the Swing Loans and the Revolving Credit Loans made by the Swing Bank and the Swing Bank's Ratable Portion of the outstanding Letter of Credit Obligations. The Swing Bank shall be entitled to rely on the most recent Borrowing Base Certificate delivered to the Agent. Within the limits set forth in clauses (i) and (ii) in the first sentence of this Section 2.1(b), amounts prepaid pursuant to Section 2.6 may be reborrowed under this Section 2.1(b).

        2.2. Making the Loans. (a) Except as provided in Section 2.17, each Revolving Credit Borrowing shall be made on written notice, given by the Borrower to the Agent not later than 11:00 A.M. (New York City time) (i) on the Business Day of the proposed Revolving Credit Borrowing, in the case of Base Rate Loans, and (ii) on the fourth Business Day prior to the date of the proposed Revolving Credit Borrowing, in the case of Eurodollar Rate Loans. Each such notice (a "Notice of Borrowing") shall be in substantially the form of Exhibit G and executed by a Responsible Officer, specifying therein (A) the date of such proposed Revolving Credit Borrowing, (B) the aggregate amount of such proposed Revolving Credit Borrowing, (C) the amount thereof, if any, requested to be Eurodollar Rate Loans, (D) the initial Interest Period for any such Eurodollar Rate Loans, and
(E) that the proposed Revolving Credit Borrowing does not, to the knowledge of the Responsible Officer executing such notice, exceed the Available Credit.
The Revolving Credit Loans shall be made as Base Rate Loans unless (subject to
Section 2.11) the Notice of Borrowing specifies that all or a pro rata portion thereof shall be Eurodollar Rate Loans; provided, however, that the aggregate of the Eurodollar Rate Loans for each Interest Period must be in an amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof. No later than 4:00 P.M. (New York City time) on the second Business Day prior to a proposed Revolving Credit Borrowing consisting in whole or in part of Eurodollar Rate Loans, the Agent shall notify the Borrower of the Eurodollar Rate(s) applicable to such proposed Eurodollar Rate Loans.

                 (b) Each Swing Loan Borrowing shall be made upon such notice as the Swing Bank and the Borrower shall agree. All Swing Loan Borrowings shall be made as Base Rate Loans.

                 (c) The Agent shall give to each Lender prompt notice of the Agent's receipt of a Notice of Borrowing with respect of Revolving Credit Loans and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate under Section 2.8(b). Each Lender shall, before 1:00 P.M. (New York City time) on the date of the proposed Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 10.2, in immediately available funds, such Lender's Ratable Portion of such proposed Revolving Credit Borrowing. After the Agent's receipt of such funds, the Agent will (i) upon fulfillment of the applicable conditions set forth in Article III, make such funds available to the Borrower as soon as is customarily practicable, by depositing the same in the bank account referred to in Section 6.18(b) or as the Borrower shall otherwise direct, or (ii) if the applicable conditions set forth in Article III have not been so fulfilled, promptly notify the Borrower of such determination. In the event a Loan is not made to Borrower, the Agent shall promptly return to each Lender the funds delivered to it pursuant to this Section 2.2(c) in respect of such Loan. Each Revolving Credit Borrowing shall be in an aggregate amount of not less than $100,000.

                 (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower; provided, however, that the Borrower may revoke a Notice of Borrowing in respect of requested Eurodollar Rate Loans within one hour of receipt of the notice contemplated in the last sentence of Section 2.2(a).

                 (e) In the case of any proposed Revolving Credit Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on the date specified in such Notice of Borrowing for such proposed Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Eurodollar Rate Loan to be made by such Lender as part of such proposed Revolving Credit Borrowing when such Eurodollar Rate Loan, as a result of such failure, is not made on such date.

                 (f) Unless the Agent shall have received notice from a Lender prior to the date of any proposed Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's Ratable Portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such Ratable Portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Loan as part of such Revolving Credit Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have to the Borrower hereunder.

                 (g) The failure of any Lender to make the Revolving Credit Loan to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Loan on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on the date of any Revolving Credit Borrowing.

        2.3. Fees. (a) The Borrower agrees to pay to each Lender a commitment fee (the "Commitment Fee") on the average daily unused portion of such Lender's then effective Revolving Credit Commitment from the date hereof until the Termination Date at the rate of 0.50% per annum, computed in arrears on (i) the first day of each month during the term of such Lender's Revolving Credit Commitment, commencing on the first day of the first month after the date hereof, and (ii) on the Termination Date, which fees shall automatically and without further action on the part of the Borrower or compliance with any other terms hereof be added to the outstanding principal amount of the Revolving Credit Loans that are Base Rate Loans.

               (b) The Borrower has agreed to pay to CUSA additional fees, the amount and dates of payment of which are embodied in a separate agreement between the Borrower and CUSA.

        2.4.   Reduction and Termination of the Commitments.  The Borrower may
(a) upon notice to the Agent no later than 10:00 A.M. (New York City time) on the date of termination, in the case of a termination, and (b) upon at least one Business Day's prior notice to the Agent, in the case of a reduction, terminate in whole or reduce ratably in part the portions of the respective Revolving Credit Commitments of the Lenders in excess of the outstanding Loans and Letter of Credit Obligations; provided, however, that each partial reduction shall be in the aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

        2.5. Repayment. The Borrower shall repay the entire unpaid principal amount of the Loans on the Termination Date.

        2.6. Prepayments. (a) The Borrower shall have no right to prepay the principal amount of any Loan other than as provided in this Section 2.6.

               (b)  Other than with respect to prepayments pursuant to
Section 2.6(c) and 2.6(d), the Borrower may, upon at least one Business Day's prior written notice to the Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans in whole or ratably in part; provided, however, that (i) any such prepayment shall be applied first to the outstanding Swing Loans, next to the outstanding Revolving Credit Loans that are Base Rate Loans and next to the outstanding Eurodollar Rate Loans, (ii) any prepayment of any Eurodollar Rate Loan shall be made on, and only on, the last day of an

Interest Period for such Eurodollar Rate Loan, and (iii) each prepayment of Revolving Credit Loans shall be in an aggregate principal amount equal to the outstanding aggregate principal amount thereof or, if such Loans are being prepaid in part, not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

                 (c) If, to the knowledge of an officer of the Borrower, at any time, the sum of the aggregate principal amount of the Loans and Letter of Credit Obligations outstanding at such time exceeds the lower of the Revolving Credit Commitments or the Borrowing Base at such time, the Borrower shall forthwith prepay the Swing Loans then outstanding in an amount equal to such excess, and if there are no Swing Loans outstanding or if such prepayment of the Swing Loans does not eliminate such excess, the Revolving Credit Loans that are Base Rate Loans then outstanding in an amount equal to such excess, and if there are no Revolving Credit Loans that are Base Rate Loans outstanding or if such prepayment of Revolving Credit Loans that are Base Rate Loans does not eliminate such excess, the Revolving Credit Loans that are Eurodollar Rate Loans then outstanding in an amount equal to such excess, and if there are no Revolving Credit Loans that are Eurodollar Rate Loans outstanding or if such prepayment of Revolving Credit Loans that are Eurodollar Rate Loans does not eliminate such excess, to fund the L/C Cash Collateral Account (if there are any Letters of Credit then outstanding) in an amount equal to the lesser of (i) such excess, and (ii) the amount necessary to fully fund the L/C Cash Collateral Account as contemplated by Section 8.3; provided, however, that if the excess of the outstanding principal amount of the Loans and the Letter of Credit Obligations over the Borrowing Base results solely from the establishment of reserves by the Agent as contemplated by the definitions of "Borrowing Base" and "Eligible Inventory" or the adjustments of advance rates by the Agent as contemplated by the definition of "Borrowing Base" or the determination by the Agent that certain Inventory previously included in a Borrowing Base Certificate is ineligible as contemplated by the definition of "Eligible Inventory", then, in each case, the mandatory prepayments required to be made by the Borrower pursuant to this Section 2.6(c) attributable solely to such actions or determinations of the Agent shall not be due and payable until five days after the Borrower is notified of such action or determination by the Agent; provided that if such fifth day is not a Business Day such amount shall be due and payable on the next succeeding Business Day and further provided that during such five day (or longer) period prior to the making of such prepayment the Banks shall have no obligation to make Loans (except as provided in Section 2.17) or issue Letters of Credit.

              (d)  Except as provided in Section 2.6(e) hereof and in
Section 4 of the Amended and Restated Cash Collateral Agreement, upon the occurrence and during the continuance of a Default or an Event of Default or during a Prepayment Period, all immediately available funds in the Blocked Account and the Cash Collateral Account shall be applied on the date on which they are immediately available first to the outstanding principal amount of the Swing Loans, next to the outstanding principal amount of the Revolving Credit Loans that are Base Rate Loans, next to the outstanding principal amount of the Revolving Credit Loans that are Eurodollar Rate Loans, and finally (if there are any Letters of Credit then outstanding and then only to the extent the Available Credit is insufficient to cover any drawings under such Letters of Credit, or if there shall have occurred and be continuing any Event of Default) to fund the L/C Cash Collateral Account pursuant to Section 8.3; provided, however, to the extent there is any excess after application of such funds as described above and in the absence of the occurrence and continuance of an Event of Default, such excess shall be deposited in Borrower's operation account with Citibank (or an Affiliate thereof) and provided further, however, and without limiting the generality of the foregoing, that subject to the satisfaction of the applicable conditions set forth in Section 3.3 (without regard to the minimum amount of Base Rate Loans), the Borrower may, from time to time, borrow Swing Loans and Revolving Credit Loans that are Base Rate Loans and deposit the proceeds thereof in the Cash Collateral Account (to avoid the incurrence by any Lender of losses, costs or expenses of the type described in
Section 10.4(c) or otherwise) and the amount so borrowed (i) shall not be applied to Revolving Credit Loans that are Eurodollar Rate Loans and (ii) shall be deemed to have been repaid with the funds in the Blocked Account and the Cash Collateral Account in accordance with this Section 2.6(d).

              (e) All proceeds of Collateral received by the Secured Parties after the giving of notice to the Borrower pursuant to clause (a) or (b) of the first sentence of Section 8.2 or the occurrence of an Event of Default specified in Section 8.1(e) shall be applied first to fund the L/C Cash Collateral Account, and if the L/C Cash Collateral Account has been fully funded pursuant to Section 8.3, to pay any Swing Loans then outstanding together with accrued interest thereon, and if no Swing Loans are outstanding, ratably, to pay all of the Revolving Credit Loans that are Base Rate Loans outstanding together with accrued interest thereon, and if no such Revolving Credit Loans or accrued interest are outstanding, to pay all of the Revolving Credit Loans that are Eurodollar Rate Loans outstanding together with accrued interest thereon, and if no such Revolving Credit Loans are outstanding, then to the Secured Parties, ratably, in respect of all other Obligations hereunder and, finally, to the person or persons legally entitled thereto.

        2.7. Conversion/Continuation Option. The Borrower may elect (a) at any time and from time to time to convert Revolving Credit Loans that are Base Rate Loans or any portion thereof to Eurodollar Rate Loans, or (b) at the end of any Interest Period with respect thereto, to convert Revolving Credit Loans that are Eurodollar Rate Loans or any portion thereof into Base Rate Loans, or to continue such Revolving Credit Loans that are Eurodollar Rate Loans or any portion thereof for one or more additional Interest Periods; provided, however, that the aggregate of the Eurodollar Rate Loans for each Interest Period therefor must be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Revolving Credit Loans of all Lenders in accordance with their Ratable Portion. Each such election shall be in substantially the form of Exhibit H hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Agent at least three Business Days' prior written notice thereof specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the Interest Period therefor). No conversion of any Swing Loan to a Eurodollar Rate Loan may be made. The Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the contents thereof. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this
Section 2.7, the Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Eurodollar Rate Loans, then, upon the expiration of the Interest Period therefor, such Eurodollar Rate Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

        2.8. Interest. Each Loan shall bear interest on the unpaid principal amount thereof from the date thereof until the principal amount thereof shall be paid in full, at the following rates per annum:

                (a) Base Rate Loans. For Base Rate Loans, at a rate per annum equal at all times to the Applicable Base Rate Margin plus the Base Rate in effect from time to time, computed in arrears monthly on the first day of each month, on the Termination Date and on the date any Base Rate Loan is converted or paid in full; provided, however, that during the continuance of an Event of Default, all Base Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Base Rate in effect plus the Applicable Base Rate Margin.

                 (b) Eurodollar Rate Loans. For Eurodollar Rate Loans, at a rate per annum equal at all times during the applicable Interest Period for each Eurodollar Rate Loan to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Rate Margin in effect on the first day of such Interest Period, computed in arrears on the last day of such Interest Period; provided, however, that during the continuance of an Event of Default, all Eurodollar Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2.00% above the Eurodollar Rate in effect from time to time plus the Applicable Eurodollar Rate Margin.

                 (c) Accrued interest shall, except as provided in Section 2.8(e), be paid by adding the same, automatically and without any action on the part of the Borrower or any other Person, to the outstanding principal amount of (i) the Swing Loans or Base Rate Loans, as the case may be, on the first day of each month, and (ii) Eurodollar Rate Loans, on the last day of each Interest Period in respect thereof and, in the case of a Eurodollar Rate Loan having an Interest Period of six months, on the first day of each month. The Agent will give timely notification to the Borrower of all interest paid pursuant to this subsection (c).

                 (d) The addition of interest to the principal amount of the Loans pursuant to Section 2.8(c) shall not constitute the making of Loans for purposes of Section 3.3.

                 (e) The Borrower shall, on the repayment of the Loans on the Termination Date and on the date of any prepayment of Revolving Credit Loans made in accordance with Section 2.6, pay, in cash, all accrued interest on the outstanding principal amount of the Loans so repaid or prepaid.

        2.9. Interest Rate Determination and Protection. (a) The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Agent two Business Days before the first day of such Interest Period.

                 (b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.8(b).

                (c) If, with respect to Eurodollar Rate Loans, any Lender notifies the Agent that the Eurodollar Rate for any Interest Period therefor will not adequately reflect the cost to such Lender of making such Eurodollar Rate Loans or funding or maintaining its respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

                           (i) each Eurodollar Loan of each Lender will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan; and

                          (ii) the obligations of all the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.


        2.10. Increased Costs. If, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate Reserve Percentage), or (b) compliance with any guideline or request from any central bank or other Governmental Authority promulgated after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans (and such Lender is not able to designate a different Eurodollar Lending Office which will avoid or reduce such cost and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. If the Borrower so notifies the Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.10, the Borrower may either (i) prepay in full all Eurodollar Rate Loans of all Lenders then outstanding in accordance with Section 2.6(b) and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.10 or (ii) convert all Eurodollar Rate Loans of all Lenders then outstanding into Base Rate Loans, in accordance with Section 2.7 and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.10.

        2.11. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall after the date hereof assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans (and such Lender is not able to designate a different Eurodollar Lending Office which will avoid or reduce such cost and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender), then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent,
(a) the obligations of all the Lenders to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Lender shall notify the Borrower and the Agent that such Lender has determined that the circumstances causing such suspension no longer exist, and (b) the Borrower shall forthwith prepay in full all Eurodollar Rate Loans of all the Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of such notice and demand, converts all Eurodollar Rate Loans of all Lenders then outstanding into Base Rate Loans.

        2.12. Capital Adequacy. As long as any of the Obligations or the Revolving Credit Commitments remain outstanding, if (a) after the date hereof the introduction of or any change in or in the interpretation of any law or regulation, (b) compliance with any law or regulation hereinafter enacted or promulgated, or (c) compliance with any guideline or request hereinafter promulgated or made from any central bank or other Governmental Authority (whether or not having the force of law) increases the amount of capital required or expected to be maintained by any Lender or the Issuer or any corporation controlling any Lender or the Issuer and such Lender or the Issuer reasonably determines that such amount is based upon the existence of such Lender's or the Issuer's Revolving Credit Commitment, Loans, Letters of Credit, Letter of Credit Obligations and other commitments and loans of this type, including, without limitation, the Issuer's commitments in respect of letters of credit (or similar contingent obligations), then, upon demand by such Lender or the Issuer (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender or the Issuer, from time to time as specified by such Lender or the Issuer, additional amounts sufficient to compensate such Lender or the Issuer in the light of such circumstances, to the extent that such Lender or the Issuer reasonably determines such increase in capital to be allocable to the existence of such Lender's or the Issuer's Revolving Credit Commitment, Loans, Letters of Credit, Letter of Credit Obligations and its agreements herein with respect to the making, issuance or maintenance of any thereof. A certificate as to such amounts submitted to the Bor-rower and the Agent by such Lender or the Issuer shall be conclusive and binding for all purposes absent manifest error.



        2.13. Payments and Computations. (a) The Borrower shall make each payment and prepayment hereunder and under the Amended and Restated Revolving Credit Notes not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Agent at its address referred to in Section 10.2 in immediately available funds without set-off or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal of or interest on the Revolving Credit Loans or fees (other than amounts payable pursuant to Sections 2.10, 2.11, 2.12, 2.14 or 2.16(h)) to the Lenders, in accordance with their respective Ratable Portions, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement; provided, however, that payment of principal pursuant to Section 2.6(d) need not be distributed by the Agent prior to the Settlement Date. With respect to Swing Loans, after receipt of payment of principal of or interest thereon, the Agent will promptly distribute the same to the Swing Bank for the account of its Applicable Lending Office. Payment received by the Agent after 11:00 a.m. (New York City time) shall be deemed to be received on the next Business Day.

                (b) Upon the occurrence and during the continuance of a Default or an Event of Default or during a Prepayment Period, all amounts credited to the Blocked Account and the Cash Collateral Account shall be applied by the Agent against the outstanding balance of the Obligations in accordance with Sections 2.6(d) and 2.6(e); provided, however, that in no event shall any such amount be required to be applied by the Agent against the outstanding balance of the Obligations unless and until such amount shall have been credited in immediately available funds to the Blocked Account or the Cash Collateral Account.

                (c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender or its Affiliates any amount so due or to treat any amounts due hereunder as having been paid by proceeds of a Revolving Credit Borrowing. The Borrower and the Lenders hereby authorize the Swing Bank to pay directly any amount due hereunder and to treat such payment as a Swing Loan.

                (d) All computations of interest and fees shall be made by the Agent on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or calculation thereof by the Agent in a manner inconsistent with this Agreement; provided, however, that any objection to such calculations shall be raised no later than 10 Business Days after receipt by the Borrower of the Agent's customary monthly loan statement.

                (e) Whenever any payment hereunder or under the Amended and Restated Revolving Credit Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

                (f) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder to the Lenders that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

        2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under the Amended and Restated Revolving Credit Notes and Letter of Credit Reimbursement Agreements shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender, each Issuer and the Agent, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, such Issuer or the Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender and Issuer, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's or Issuer's Applicable Lending Office or any political subdivision thereof, and (iii) in the case of each Lender and Issuer organized under the laws of a jurisdiction outside the United States, United States federal withholding tax payable with respect to payments by the Borrower that would not have been imposed had such Lender or Issuer, to the extent then required hereunder, delivered to the Borrower or the Agent the forms prescribed by the first sentence of Section 2.14(f) (all such non- excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

                 (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, duties or similar assessment or reserve, special deposit or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made by the Borrower hereunder or under any Letter of Credit Reimbursement Agreement or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents (hereinafter referred to as "Other Taxes").

                 (c) The Borrower will indemnify each Lender, each Issuer and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender, the Issuer or the Agent (as the case may be) and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. The Agent, each Lender and the Issuer agree to promptly notify the Borrower of any payment of the foregoing made by any of them and, if practicable, any request, demand or notice received in respect thereof prior to such payment. This indemnification shall be made within 30 days from the date such Lender, the Issuer or the Agent (as the case may be) makes written demand therefor.

                (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 10.2, the original or a certified copy of a receipt evidencing payment thereof.

                (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and under the Amended and Restated Revolving Credit Notes and all Obligations in respect of Letter of Credit Reimbursement Agreements.

                (f) Prior to the Closing Date in the case of each Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each Eligible Assignee and from time to time thereafter if either required by law due to a change in circumstances or reasonably requested by the Borrower or the Agent (unless such Lender is unable to do so by reason of a change in law (including, without limitation, any statute, treaty, regulation, ruling, determination, guideline or policy) occurring subsequent to the Closing Date or the date of the Assignment and Acceptance, as the case may be), each Lender organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with an IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender's entitlement to full exemption from United States withholding tax with respect to all payments to be made to such Lender hereunder and under the Amended and Restated Revolving Credit Notes and any Letter of Credit Reimbursement Agreement. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Amended and Restated Revolving Credit Note or Letter of Credit Reimbursement Agreement are not subject to United States withholding tax, the Borrower or the Agent shall, in the case of payments for any such Lender organized under the laws of a jurisdiction outside the United States, (i) withhold Taxes for such payments at the applicable statutory rate or at a rate reduced by an applicable tax treaty (provided that the Borrower and the Agent have received forms or other documents satisfactory to them indicating that such reduced rate applies), and
(ii) pay such Lender such payment net of any Taxes withheld.

        2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Loans made by it (other than pursuant to Sections 2.10, 2.11, 2.12, 2.14 or 2.16(h)) in excess of its Ratable Portion of payments on account of the Revolving Credit Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in their

Revolving Credit Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        2.16. Letter of Credit Facility. (a) On the terms and subject to the conditions contained in this Agreement, the Issuer agrees promptly to issue one or more Letters of Credit at the request of the Borrower for the account of the Borrower from time to time during the period commencing on the date hereof and ending 30 days prior to the Termination Date; provided, however, that no Issuer shall issue any Letter of Credit if:

                           (i)  any order, judgment or decree of any
         Governmental Authority or arbitrator of which the Issuer is aware shall purport by its terms to enjoin or restrain the Issuer from issuing such Letter of Credit or any Requirement of Law applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) not in effect on the date hereof or result in any loss, cost or expense which (A) was not applicable, in effect or known to the Issuer as of the date hereof and which the Issuer in good faith deems material to it, and (B) the reimbursement of which is not provided for hereunder;

                          (ii) the Issuer shall have received written notice from the Agent or the Borrower, on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article III is not then satisfied;

                          (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations exceed $25,000,000;

                           (iv) the amount of the Letter of Credit requested exceeds the Available Credit; or

                            (v)  fees due in connection with a requested
         issuance have not been paid.

None of the Lenders (other than a Lender which becomes the Issuer) shall have any obligation to issue any Letters of Credit.

                 (b)  In no event shall:

                            (i) the expiration date of any Letter of Credit be more than (A) one year (or such longer period as agreed to by the Agent in its sole discretion), in the case of a Letter of Credit that is a standby letter of credit, or (B) 90 days (or such longer period as agreed to by the Agent in its sole discretion), in the case of a Letter of Credit that is a trade (documentary) letter of credit, after the date of issuance thereof, nor shall the expiration date of any Letter of Credit fall after 10 days prior to the Termination Date; or

                          (ii) the Issuer issue any Letter of Credit for the purpose of supporting the issuance of any letter of credit by any other Person other than as permitted by the Agent in its sole discretion.

                 (c) Prior to the issuance of each Letter of Credit, and as a condition of such issuance and of the participation of each Lender (other than the Issuer) in the Letter of Credit Obligations arising with respect thereto, the Borrower shall have delivered to the Issuer, if requested by the Issuer, a letter of credit reimbursement agreement, in a form satisfactory to the Issuer and the Borrower (a "Letter of Credit Reimbursement Agreement"), signed by the Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

                 (d) In connection with the issuance of each Letter of Credit, the Borrower shall give the Issuer and the Agent at least four Business Days' prior written notice (a "Letter of Credit Request"), in substantially the form of Exhibit I of the requested issuance of such Letter of Credit. Such notice shall be irrevocable and binding on the Borrower and shall specify (i) the stated amount of the Letter of Credit requested, which stated amount shall not be less than $100,000, (ii) the date of issuance of such requested Letter of Credit (which day shall be a Business Day), (iii) the date on which such Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than 10 days prior to the Termination Date), (iv) the Person for whose benefit the requested Letter of Credit is to be issued, and (v) such other terms and conditions of the proposed Letter of Credit as are requested by the Borrower and acceptable to the Issuer. Such notice, to be effective, must be received by such Issuer and the Agent not later than 11:00 A.M. (New York City time) on the last Business Day on which notice can be given under the immediately preceding sentence. Prior to the close of business on the second Business Day following the Business Day on which the Agent first received such notice, the Agent shall confirm to the Issuer of the requested Letter of Credit that the applicable conditions in Article III are satisfied.

                 (e) Subject to the terms and conditions of this Section 2.16 and provided that the applicable conditions set forth in Article III have been satisfied, the Issuer shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the instructions set forth in Section 2.16(d), the applicable Letter of Credit Request and the Issuer's usual and customary business practices and in a final form satisfactory to the Borrower.

                 (f) Immediately upon the issuance by the Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, the Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto and each Lender's Revolving Credit Commitment shall be deemed used to the extent of such Lender's Ratable Portion of such Letter of Credit Obligations.

                 (g) In determining whether to pay under any Letter of Credit, the Issuer shall not have any obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Issuer under any resulting liability to any Lender.

                 (h) In the event that any Issuer makes any payment under any Letter of Credit, the Issuer shall promptly notify the Agent, who shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuer the amount of such Lender's Ratable Portion of such payment in Dollars and in same day funds (and upon receipt, the Agent shall promptly pay the same to the Issuer), which payment shall be deemed and constitute a Revolving Credit Loan that is a Base Rate Loan made by such Lender to the Borrower; provided, however, that if the Swing Bank so elects, and if a Swing Loan can be made in such amount, the Agent shall promptly notify the Swing Bank of such payment by the Issuer, and the Swing Bank shall, and the Borrower hereby authorizes the Swing Bank to, pay to the Agent for the account of the Issuer the amount of such payment in Dollars and in same day funds, which payment shall be deemed and constitute a Swing Loan made by the Swing Bank to the Borrower. The Revolving Credit Loans shall be made, or the Swing Loan may be made as contemplated in the preceding sentence notwithstanding the Borrower's failure to satisfy the conditions set forth in
Section 3.3 (without regard to the minimum amount of Base Rate Loans). If the Agent so notifies such Lender prior to 11:00 A.M. (New York City time) on any Business Day, such Lender shall make available to the Agent for the account of the Issuer its Ratable Portion of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made such Lender's Ratable Portion of the amount of such payment available to the Agent for the account of the Issuer, such Lender agrees to repay to the Agent for the account of such Issuer forthwith on demand such amount together with interest thereon, for each day from such date until the date such amount is repaid to the Agent for the account of the Issuer, at the Federal Funds Rate. The failure of any Lender to make available to the Agent for the account of the Issuer its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Issuer its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of the Issuer such other Lender's Ratable Portion of any such payment.

                 (i) Whenever the Issuer receives a payment of a Reimbursement Obligation pursuant to Section 2.16(l) as to which the Agent has received for the account of the Issuer any payment from a Lender pursuant to Section 2.16(h), the Issuer shall pay to the Agent and the Agent shall promptly pay to each Lender which has paid such Lender's Ratable Portion thereof, in same day funds, an amount equal to such

Lender's Ratable Portion thereof in the amount so received and such payment shall be treated as a prepayment pursuant to Section 2.6(b) (without regard to the minimum amount of prepayment specified therein).

                 (j) Upon the request of any Lender, the Issuer shall furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which the Issuer is a party and such other documentation as may reasonably be requested by such Lender.

                 (k) The obligations of the Lenders to make payments to the Agent for the account of the Issuer with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances (except as expressly provided in Section 2.16(g)), including, without limitation, any of the following circumstances:

                            (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                           (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuer, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including, without limitation, any underlying transaction between the Borrower and the beneficiary named in any Letter of Credit);

                          (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Collateral Documents; or

                            (v) the occurrence of any Default or Event of Default.

                 (l) Notwithstanding Section 2.16(h), the Borrower may pay to the Issuer the amount of all Reimbursement Obligations owing to the Issuer under any Letter of Credit, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against the Issuer or any other Person. Any such payments shall be made no later than the date on which such payment by the Issuer was made. If the Borrower does not pay any such Reimbursement Obligation pursuant to this Section 2.16(l), such Reimbursement Obligation shall immediately constitute, without necessity of further act or evidence, a loan made by the Issuer payable on demand in an aggregate principal amount equal to such Reimbursement Obligation remaining unpaid or, to the extent the Agent has received any payments from Lenders for the account of such Issuer, Revolving Credit Loans that are Base Rate Loans or Swing Loans, as the case may be, pursuant to Section 2.16(h). If any payment made by or on behalf of the Borrower and received by the Issuer with respect to any Letter of Credit pursuant to this Section 2.16(l) is rescinded or must otherwise be returned by the Issuer for any reason, each such Lender shall, upon notice by the Issuer, forthwith pay over to the Issuer an amount equal to such Lender's Ratable Portion of the amount which must be so returned by the Issuer or the Swing Bank may, upon notice to the Issuer, forthwith pay over to the Issuer an amount equal to the amount which must be returned by the Issuer, and such payments shall be deemed and constitute Base Rate Loans or a Swing Loan, as the case may be, made to the Borrower.

                 (m) The Borrower agrees to pay the following amounts with respect to Letters of Credit issued at its request:

                          (i) to the Agent for the ratable benefit of each Lender who has purchased or has been deemed to have purchased participations in the Letters of Credit, an administrative fee equal to 2.25% of the maximum amount available from time to time to be drawn under such Letter of Credit, computed monthly in arrears on the first day of each month and on the termination of such Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed, which amounts shall, without further action on the part of the Borrower, be added to the outstanding principal amount of the Revolving Credit Loans as Base Rate Loans; provided, however, that if the Agent shall have received from the Borrower financial and other information (which information shall be delivered to the Agent within 45 days after the end of each Fiscal Quarter), satisfactory in form and substance to the Agent, establishing that the Borrower achieved a ratio of EBITDA for the rolling 12-month period ended on the last day of the immediately preceding Fiscal Quarter to Cash Interest Expense for such 12-month period of at least 3.60 to 1.00, then, commencing on the first day of the month next succeeding the delivery of such information (but not prior to July 1, 1995), the administrative fee shall be reduced for the three-month period commencing on such day to 2.00% provided further, however, that notwithstanding the foregoing, (a) no reduction in the administrative fee shall be effective for any day on which there exists a Default or an Event of Default, (b) any effected reductions in the administrative fee shall terminate (i) immediately upon the occurrence and during the continuance of a Default or a Event of Default, and (ii) on the first day of the first month next succeeding the date on which such information is given evidencing that the Borrower has failed to achieve the above-described ratio, and (c) during the continuance of an Event of Default, such administrative fee shall increase by 2.00% and shall be payable on demand;

                           (ii) to the Agent for the benefit of the Issuer, an administrative fee equal to 0.25% of the maximum amount available from time to time to be drawn under such Letter of Credit, computed monthly in arrears on the first day of each month and on the termination of such Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed; and

                          (iii) to the Issuer, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuer's standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

                 (n) The Issuer agrees to forward to the Borrower copies of all Letters of Credit issued on behalf of the Borrower and all correspondence to and from the beneficiary and any advising or confirming bank thereof.

                 (o) Any Letter of Credit requested by the Borrower to be issued by the Issuer may, at the request of such Issuer, and with the consent of the Borrower, the Agent and the Majority Lenders, be issued by any Lender pursuant to the provisions of this Agreement. In any such case, to the extent applicable, references in this Agreement with respect to the Issuer regarding a Letter of Credit shall be deemed to be references to such Lender issuing such Letter of Credit pursuant to this Section 2.16(o).

                 (p) For purposes of this Agreement, the letter of credit, dated March 26, 1993, issued by Bank One, Utah, N.A. (formerly known as Valley Bank and Trust Company, National Association) under the Existing Credit Agreement (number

93-002-310) and outstanding on the date hereof, shall be deemed to have been issued in compliance with Sections 2.16(a) and 2.16(b).

         2.17. Settlement of Accounts. The Agent shall notify each Lender no less frequently than weekly, as determined by the Agent, of the principal amount of Swing Loans outstanding as of 1:00 P.M. (New York City time) as of such date (the "Computation Date") and each Lender's Ratable Portion thereof. Each Lender shall before 11:00 A.M. (New York City time) on the next Business Day (the "Settlement Date") make available to the Agent, in immediately available funds, the amount of its Ratable Portion of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Credit Loan as a Base Rate Loan to the Borrower, notwithstanding any failure by the Borrower to satisfy the conditions contained in Section 3.3 (without regard to the minimum amount of Base Rate Loans). The Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. All interest due on the Swing Loans shall be payable to the Swing Bank in accordance with Sections 2.8 and 2.13.

         2.18. Payments to Lenders. The Lenders and Borrower agree that Swing Loans may be made to allow the Agent to pay to each Lender on the first
Business Day of each month its share of fees and interest accrued on the Loans outstanding hereunder in respect of the preceding month.


                                  ARTICLE III

            CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

         3.1. Conditions Precedent to Initial Loans and Letters of Credit. The obligation of each Lender to make its initial Loan and of the Issuer to issue its initial Letter of Credit is subject to satisfaction of the conditions precedent that the Agent shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Agent and (except for the Amended and Restated Revolving Credit Notes) in sufficient copies for each Lender:

                 (a) The Amended and Restated Revolving Credit Notes, duly executed by the Borrower, payable to the order of the Lenders, respectively.

                 (b) Certified copies of (i) the resolutions of the Board of Directors of the Borrower approving each Loan Document and the transactions contemplated thereby, and (ii) all documents evidencing other necessary corporate action and required governmental approvals, licenses and consents with respect to each Loan Document and the transactions contemplated thereby.

                 (c) A copy of the articles of incorporation of the Borrower, certified as of a recent date by the Director of the Division of Corporations and Commercial Code of the Department of Commerce of the State of Utah, together with a certificate of such official as of a recent date attesting to the good standing of the Borrower, and a copy of the articles of incorporation and the by- laws of the Borrower certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                 (d) A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of each Responsible Officer of the Borrower who has executed and delivered any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower.

                 (e) The Amended and Restated Security Agreement, duly executed by the Borrower, together with:

                      (i) acknowledgment copies of proper Financing Statements (Form UCC-1) or amendments thereto (Form UCC-3) duly filed under the Uniform Commercial Code in each jurisdiction as may be necessary or, in the opinion of the Agent, desirable to continue perfection of the Lien continued by the Amended and Restated Security Agreement;

                     (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing the Financing Statements referred to in clause (i) above and all other effective financing statements which name the Borrower (under its present name and/or previous name) as debtor and which are filed in the jurisdictions referred to in said clause (i) above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Amended and Restated Security Agreement); and

                    (iii) evidence that the insurance required by the terms of the Amended and Restated Security Agreement and by Section 6.4 is in full force and effect.

                 (f) The Blocked Account Letter and the Amended and Restated Cash Collateral Agreement, each duly executed by the Borrower.

                 (g) A favorable opinion of (i) Kimball, Parr, Waddoups, Brown & Gee, counsel to the Borrower, (ii) Howard, Darby & Levin, special New York counsel to the Borrower, and (iii) Ken C. Johnsen, Esq., general counsel to the Borrower, in substantially the form of Exhibits J, K and L, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

                 (h) A certificate of the chief financial officer of the Borrower, stating that the Borrower is and would be Solvent after giving effect to Revolving Credit Loans in an amount outstanding equal to the aggregate Revolving Credit Commitments, the application of the proceeds thereof in accordance with Section 6.10 and the payment of all estimated legal, investment banking, accounting and other fees related hereto.

                 (i) A certificate, signed by a Responsible Officer of the Borrower, stating that the conditions specified in Sections 3.2(a) and (d) and
3.3 have been met.

                 (j) A copy of a letter from the Borrower's independent public accountants, substantially in the form of Exhibit M.

                 (k)  A copy of the Projections.

                 (l) Evidence, satisfactory to the Agent, of irrevocable payment instructions from the Borrower to Funding instructing that all payments to the Borrower under the Receivables Purchase Agreement be paid directly to the Blocked Account.

                 (m) A copy of the Securitization Documents, duly executed by each of the parties thereto, in form and substance satisfactory to the Agent, certified by a Responsible Officer as being a true and correct copy and in full force and effect on and as of the Closing Date.

                 (n) An intercreditor agreement, in form and substance satisfactory to the Agent, executed by the Borrower, Funding, and each of the other parties to the Securitization Documents.

                 (o) Such additional documents, information and materials as any Lender, through the Agent, may reasonably request.

        3.2. Additional Conditions Precedent to Initial Loans and Initial Letters of Credit. The obligation of each Lender to make its initial Loan and of the Issuer to issue its initial Letter of Credit is subject to the further conditions precedent that:

                (a) On the Closing Date, the following statements shall be true:

                       (i) There has been no Material Adverse Change since September 30, 1993;

                      (ii) Since September 30, 1993, there has been no material adverse change in the capital structure of the Borrower which has not been disclosed to the Lenders and the Agent;

                     (iii) The aggregate principal amount of Indebtedness of the Borrower for or in respect of borrowed money outstanding (it being understood that amounts payable by the Borrower under the Mannesmann Agreement do not constitute such Indebtedness and without giving effect to the obligations of the Borrower, if any, under the Securitization Documents) does not exceed $370,000,000.00 (including all outstanding Indebtedness to be repaid on the Closing Date under the Existing Credit Agreement);

                      (iv) All necessary governmental and third party approvals required to be obtained by the Borrower in connection with the transactions contemplated hereby, including, without limitation, its obtaining the Revolving Credit Loans and Letters of Credit, have been obtained and remain in effect, and all applicable waiting periods have expired without any action being taken by any competent authority which restrains, prevents, impedes, delays or imposes materially adverse conditions upon, the consummation of the transactions contemplated hereby;

                       (v) There exists no judgment, order, injunction or other restraint prohibiting or, in the reasonable judgment of the Lenders, imposing any materially adverse conditions on the Borrower or the consummation of the transactions contemplated hereby; and

                      (vi) There exists no claim, action, suit, investigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority which relates to the financing hereunder or which has a reasonable likelihood of having a Material Adverse Effect.

                 (b) All costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lenders on or before the Closing Date, including, without limitation, those referred to in Sections 2.3 and 10.4, to the extent then due and payable, shall have been paid.

                 (c) Nothing contained in any public disclosure made by the Borrower after September 30, 1993 or in any information disclosed to the Lenders by the Borrower shall lead any Lender, in its sole judgment, exercised reasonably, to determine that the Borrower's condition (financial or otherwise), operations, performance, properties or prospects are different in any materially adverse respect from that contained in public filings (and other documents delivered to the Agent prior to the date hereof) of the Borrower at such date.

                 (d) The Borrower's Tangible Net Worth shall be not less than $86,100,000 as of the Closing Date.

                 (e) No Lender in its sole judgment, exercised reasonably, shall have determined (i) that there has been any Material Adverse Change since September 30, 1993, or (ii) that there has occurred any adverse change which such Lender deems material in the financial markets generally, since July 31, 1994 and nothing shall have occurred since September 30, 1993, which, in the judgment of any Lender, has had a Material Adverse Effect.

                 (f) No Lender, in its sole judgment, exercised reasonably, shall have determined that there is any claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which would have a Material Adverse Effect.

                 (g) The Agent shall have received an agreement, executed by the Borrower and Funding and in form and substance satisfactory to the Agent, providing that the Agent may cause the Borrower, upon one (1) Business Day's prior written notice, to terminate transfers of Accounts to Funding under the Securitization Documents while any Event of Default is continuing, if, on the date of such notice, (i) either (A) the sum of the outstanding principal amount of the Loans and the Letter of Credit Obligations equals or exceeds $10,000,000, or (B) the sum of the outstanding principal amount of the Loans and the Letter of Credit Obligations is less than $10,000,000 and the Available Credit is less than $10,000,000, and (ii) the aggregate consideration consisting of cash and any increase in the outstanding principal balance of the subordinated note made by Funding and payable to the

Borrower under the Receivables Securitization received by the Borrower from Funding in connection with the sale, transfer, capital contribution, or other conveyance of Accounts to Funding pursuant to the Receivables Purchase Agreement during a rolling period of 14 consecutive calendar days prior to the date of such notice, shall not have been at least 65% of the average outstanding balance of all eligible Accounts transferred during such period, as such amounts are calculated under the Receivables Documents as of each applicable date of determination hereunder.

                (h) The Borrower (i) shall have provided to the Agent copies of all information requests under Section 104(e) of CERCLA, notices of violation, inspection reports, consent agreements and decrees, settlement agreements, and memoranda of understanding in respect of Environmental Laws to which the Borrower or any of its Subsidiaries has been subject or to which any of them is a party, together with all correspondence from the Borrower related thereto, in each case, since February 1, 1992, and (ii) as of the Closing Date, shall have disclosed to the Agent all budgeted Capital Expenditures expected to exceed $1,000,000, projected as of such date to be made in respect of Remedial Actions.

        3.3. Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender to make any Loan (including any Loan being made by such Lender on the Closing Date) and of the Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that:

                (a) The following statements shall be true on the date of such Loan or issuance, both before and after giving effect thereto and to the application of the proceeds therefrom (and the acceptance by the Borrower of the proceeds of such Loan or by the beneficiary thereof or its designee of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Loan or such issuance such statements are true):

                          (i) The representations and warranties of the Borrower contained in Article IV and of each Loan Party in the other Loan Documents are correct on and as of such date as though made on and as of such date or, as to those representations and warranties limited by their terms to a specified date, were correct on and as of such date; and

                          (ii) No Default or Event of Default is continuing or would result from the Loans being made or the Letter of Credit being issued on such date.

                (b) The making of the Loans or the issuance of such Letter of Credit on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

                (c) No Revolving Credit Loans shall be made if any Swing Loans are outstanding unless the proceeds of such Revolving Credit Loans are being used, in whole or in part, to repay in full the outstanding Swing Loans.

                (d) The Agent shall have received such additional documents, information and materials as any Lender or the Issuer, through the Agent, may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                To induce the Lenders, the Issuer and the Agent to enter into this Agreement, the Borrower represents and warrants to the Lenders, the Issuer and the Agent that:

        4.1. Corporate Existence; Compliance with Law. Each Loan Party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate would have no Material Adverse Effect, (c) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its articles of incorporation and by-laws, (e) is in compliance with all other applicable Requirements of Law except for such non-compliances as in the aggregate would have no Material Adverse Effect, and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents or approvals which can be obtained by the taking of ministerial action to secure the grant or transfer thereof or failures which in the aggregate would have no Material Adverse Effect.

         4.2.    Corporate Power; Authorization; Enforceable Obligations.
(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions related to the financing contemplated hereby:

                 (i)    are within such Loan Party's corporate powers;

                 (ii) have been duly authorized by all necessary corporate action, including, without limitation, the consent of stockholders where required;

                 (iii) do not and will not (A) contravene any Loan Party's articles of incorporation or by-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party, or (D) result in the creation or imposition of any Lien upon any of the property of any Loan Party, other than those in favor of the Agent pursuant to the Amended and Restated Security Agreement; and

                 (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than (A) informational filings made with the Securities and Exchange Commission in the ordinary course of the Borrower's business, and (B) those which have been obtained or made and copies of which have been or will be delivered to the Agent pursuant to Section 3.1, each of which on the Closing Date will be in full force and effect.

                 (b) This Agreement has been and each of the other Loan Documents will have been upon delivery thereof, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws or equitable principles relating to or limiting creditors' rights generally.

         4.3. Taxes. All federal and all material state, local and foreign tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the

Borrower or any of its Tax Affiliates have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, loss or interest or late charge may be added thereto for non-payment thereof (other than interest and late charges in an aggregate amount not in excess of $500,000 for any Fiscal Year), except where contested in good faith and by appropriate proceedings if (a) adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in accordance with GAAP, and (b) the non-payment and contest thereof and the establishment of such reserves in the aggregate are not reasonably likely to have a Material Adverse Effect. To the Borrower's knowledge, proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Except as disclosed on Schedule 4.3 or disclosed after the Closing Date to the Agent in writing, neither the Borrower nor any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges,
(ii) agreed or been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, or (iii) any obligation under any written or oral tax sharing agreement with any Person other than a Tax Affiliate (it being understood and agreed that tax indemnification, reimbursement or gross-up obligations of the type contained in
Section 2.14 do not constitute tax sharing agreements).

         4.4. Full Disclosure. No written statement prepared or furnished by any Loan Party or any of its Affiliates in connection with any of the Loan Documents or the consummation of the transactions contemplated thereby, and no financial statement delivered pursuant hereto or thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading at the time such statement was so prepared, furnished or delivered. All information and facts known to the Borrower which the Borrower believes are material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise, have been disclosed to the Lenders.

         4.5.    Financial Matters.  (a) The balance sheet of the
Borrower as at September 30, 1993, and the related statements of income, retained earnings and cash flow of the Borrower for the fiscal year then ended, certified by Arthur Anderson & Co., and the balance sheets of the Borrower as at June 30, 1994, and the related statements of income, retained earnings and cash flow of the Borrower for the nine months then ended, certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the period ended on such dates, all in conformity with GAAP.

                 (b) Since September 30, 1993, there has been no Material Adverse Change and there have been no events or developments that in the aggregate have had a Material Adverse Effect.

                 (c) The Borrower did not have at September 30, 1993 any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in the Annual Report.

                 (d) The Borrower is, and the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.

         4.6. Litigation. All pending and, to the Borrower's knowledge, threatened actions or proceedings to which the Borrower is a party as of the date hereof and involving claims related to the same proceedings in excess of $500,000 are described in a separate letter from the Borrower to the Lenders of even date herewith. There are no such pending or, to the Borrower's knowledge, threatened actions, investigations or proceedings affecting any Loan Party before any court, Governmental Authority or arbitrator, other than those that in the aggregate, are not reasonably likely to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents and the consummation of the transactions contemplated thereby is not restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of the foregoing transactions.

         4.7. Margin Regulations. (a) No proceeds of any Revolving Credit Borrowing will be used to acquire any margin security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

                 (b) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Revolving Credit Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         4.8. Ownership of Borrower; Subsidiaries. (a) As of the date hereof, the authorized capital stock of the Borrower consists of (i) 60,000,000 shares of Class A common stock, no par value per share, of which 13,106,382 shares are issued and outstanding, (ii) 50,000,000 shares of Class B common stock, no par value per share, of which 20,639,688 shares are issued and outstanding, and (iii) 4,000,000 shares of Preferred Stock, of which 400,000 shares are issued and outstanding. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable. Except (x) as set forth in the Borrower's Annual Report and Proxy Statement, and (y) the Warrants, on the date hereof (A) no authorized but unissued shares, no treasury shares and no other outstanding shares of capital stock of the Borrower are subject to any option, warrant, right of conversion or purchase or any similar right granted by the Borrower, and (B) the Borrower is not a party to any agreement or understanding with respect to the voting, sale or transfer of any shares of capital stock of the Borrower.

                 (b) Schedule 4.8 lists each of the Borrower's Subsidiaries as of the date hereof. Except as set forth on Schedule 4.8, as of the date hereof the Borrower has no Subsidiaries, and does not own or hold, directly or indirectly, any capital stock or equity security of, or any equity interest in, any Person.

         4.9. ERISA. (a) Schedule 4.9 sets forth by category all Plans, all Qualified Plans and all unfunded Pension Plans and all other Plans subject to Section 412 of the Code as of the date hereof. There are no Title IV Plans or Multiemployer Plans as of the date hereof. There are no Welfare Benefit Plans that provide post-retirement life insurance or medical benefits (other than continuation coverage required to be provided pursuant to Section 4980B of the Code and which are required to be paid 100% by the recipient, the recipient's spouse or the recipient's parent) as of the date hereof.

                 (b) Each Qualified Plan has received a favorable determination letter from the IRS with respect to its qualification under
Section 401 of the Code, and the trusts created under each such Qualified Plan are exempt from tax under the provisions of Section 501 of the Code, and to the knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification or tax-exempt status.

                 (c) Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with applicable provisions of ERISA and the Code, including, without limitation, the filing of reports required under the Code or ERISA which are true and correct in all material respects as of the date filed, and with respect to each such Plan, and all required contributions and benefits have been paid in accordance with the provisions of each such Plan.

                 (d) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits (other than claims for benefits in the normal course) asserted or instituted against any Loan Party or ERISA Affiliate with respect to a Title IV Plan. To the knowledge of the Borrower there are no pending or threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any Plan or its assets, or (ii) any fiduciary with respect to any Plan.

                 (e) Within the last five years, no Loan Party or ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with any Unfunded Pension Liability being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity.

                 (f) Each Loan Party and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of
Section 4980B of the Code and the regulations thereunder.

                 (g) No Loan Party has engaged in a prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Plan, which would subject or has any reasonable likelihood of subjecting any Loan Party (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the Code or any other material liability.

                 (h) No Loan Party or any ERISA Affiliate has any liability under any terminated "employee benefit plan", as defined in Section 3(2) of ERISA, of any related or unrelated entity or any Multiemployer Plan other than liability for benefit payments payable in the ordinary course.

                 (i) The present value of any liability as of the date hereof with respect to any unfunded Pension Plan of each Loan Party is reflected on the audited financial statements referred to in Section 4.5(a) or is provided on Schedule 4.9, together with the assumptions utilized in the calculations.

                 (j) Except as set forth on Schedule 4.9, as supplemented from time to time by the Borrower, none of the assets of any Plan (other than a Multiemployer Plan) are invested in a guaranteed annuity contract with any insurance company that is not rated the highest available rating by Standard & Poor's Corporation, Moody's Investors Service and A.M. Best Company, Inc.

         4.10. Liens. There are no Liens of any nature whatsoever on any properties of any Restricted Party other than Permitted Liens. The Liens granted by the Borrower to the Agent pursuant to the Collateral Documents are fully perfected first priority Permitted Liens in and to the collateral described therein (other than (a) Collateral consisting of Inventory acquired after April 29, 1992 outside the states of Utah and Minnesota and any other state in which a financing statement had been filed pursuant to the Amended and Restated Security Agreement, and (b) unidentifiable proceeds), subject only to Permitted Liens.

         4.11.   No Burdensome Restrictions; No Defaults.  (a) No Loan Party is
(i) a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any Restricted Party, either unconditionally or upon the happening of an event, will result in the creation of a Lien (other than a Lien granted pursuant to the Collateral Documents or other Permitted Liens) on the property or assets of any Restricted Party, or (ii) subject to any charter or corporate restriction which would have a Material Adverse Effect.

                 (b) No Loan Party is, and, to the knowledge of the Borrower, no other party is in default under (i) the 1993 Senior Notes Indenture, the Senior Notes, the Exchange Debenture Indenture, the Exchange Debentures, the 1994 Senior Notes Indenture, or the 1994 Senior Notes, or (ii) any other Contractual Obligation other than, in the case of this clause (ii), those defaults which in the aggregate would have no Material Adverse Effect.

                 (c) No Event of Default or Default has occurred and is continuing.

                 (d) There is no Requirement of Law the compliance with which by any Loan Party would have a Material Adverse Effect.

         4.12. No Other Ventures. No Restricted Party is engaged in any joint venture or partnership with any other Person, except as permitted under
Section 7.6.

         4.13. Investment Company Act. The Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an

"investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

         4.14. Insurance. All policies of insurance of any kind or nature owned by or issued to each Restricted Party, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of such Restricted Party. The Borrower has no reason to believe that it will be unable to comply with Section 6.4.

         4.15. Labor Matters. (a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Borrower's knowledge, threatened, against or involving any Loan Party, other than those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

                 (b) There are no arbitrations or grievances pending against or involving any Loan Party, nor to the Borrower's knowledge are there any arbitrations or grievances threatened involving any Loan Party, other than those which, in the aggregate, have no reasonable likelihood of having a Material Adverse Effect.

                 (c) Except as set forth in the Borrower's Annual Report, as of the date hereof no Loan Party is a party to, and has no obligations under, any collective bargaining agreement.

                 (d) There is no organizing activity involving any Loan Party pending or, to the Borrower's knowledge, threatened, by any labor union or group of employees, other than those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect. There are no representation proceedings pending or, to the Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand on the Borrower for recognition, other than those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

                 (e) There are no unfair labor practice charges, grievances or complaints pending or in process or, to the Borrower's knowledge, threatened, by or on behalf of any employee or group of employees of any Loan Party, other than those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

                 (f) There are no complaints or charges against any Loan Party pending or, to the Borrower's knowledge, threatened to be filed with any federal, state or local court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment by any Loan Party of any individual, other than those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

                 (g) Each Loan Party is in compliance with all laws, and all orders of any court, Governmental Authority or arbitrator, relating to the employment of labor including all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, and the payment of withholding and/or social security and similar taxes, other than those the non-compliance with which in the aggregate would have no Material Adverse Effect.

         4.16. Force Majeure. Neither the business nor the properties of any Loan Party are currently suffering from the effects of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those the consequences of which in the aggregate would have no Material Adverse Effect.

         4.17. Use of Proceeds. The proceeds of the Loans and the Letters of Credit are being used by the Borrower solely for (a), in the case of the Loans, the repayment of all outstanding Indebtedness incurred under the Existing Credit Agreement, and/or (b) in the case of the Loans and the Letters of Credit, general working capital and corporate purposes.

         4.18.   Environmental Protection.   (a)  The operations of each Loan
Party and, to the Borrower's knowledge, its tenants comply with all applicable Environmental Laws other than such non-compliance the consequences of which in the aggregate would give rise to any Environmental Liabilities and Costs that are not reasonably likely to have a Material Adverse Effect;

                 (b) Each Loan Party has obtained all environmental, health and safety Permits necessary for its operations, and all such Permits are in good standing and the Borrower is in compliance with the terms and conditions of such Permits other than such failures to obtain, lack of good standing and non-compliance the consequences of which in the aggregate would give rise to any Environmental Liabilities and Costs that are not reasonably likely to have a Material Adverse Effect;

                 (c) No Loan Party has currently or previously owned or leased real property or operations subject to any threatened or outstanding order or judgment from, or consent decree or similar agreement in response thereto with, any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding respecting (i) Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities and Costs arising from a Release or threatened Release, other than those the consequences of which in the aggregate would give rise to any Environmental Liabilities and Costs that are not reasonably likely to have a Material Adverse Effect;

                 (d) There are no conditions or circumstances associated with the currently or previously owned or leased real property or operations of any Loan Party or, to the Borrower's knowledge, their respective tenants, which would give rise to any Environmental Liabilities and Costs other than those which in the aggregate are not reasonably likely to have a Material Adverse Effect;

                 (e) No Loan Party is a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the regulations thereunder or any state analog. Each Loan Party is in compliance with all applicable financial responsibility requirements of all Environmental Laws, including, without limitation, those contained in 40 C.F.R., parts 264 and 265, subpart H, and any state equivalents;

                 (f) No Loan Party has failed to file any notice required under any applicable Environmental Law reporting a Release, the consequences of which in the aggregate would give rise to Environmental Liabilities and Costs that would have a Material Adverse Effect;

                 (g) No Environmental Lien and, to the Borrower's knowledge, no unrecorded Environmental Lien has attached to any property owned, leased or operated by any Loan Party, except as permitted by Section 7.1(k); and

                 (h) There is not now on or in the property owned, leased or operated by any Loan Party (i) any underground storage tanks or surface impoundments, (ii) any polychlorinated biphenyls ("PCBs") used in electrical or other equipment, or (iii) to the knowledge of the Borrower, any asbestos-containing material, the existence of any of which would have a Material Adverse Effect.

         4.19. Intellectual Property. Each Loan Party owns or licenses or otherwise has the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including, without limitation, all trade names.
To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the Borrower's knowledge, threatened other than as set forth in the letter referred to in Section 4.6. No patent, invention, device, application, principle or any statute, law, rule, regulation , standard or code is pending or, to the knowledge of the Borrower, proposed, other than those the consequences of which in the aggregate have no reasonable likelihood of having a Material Adverse Effect.

         4.20. Title. (a) Each Restricted Party has good and marketable title to all of the Real Estate purported to be owned by it, which Real Estate is at the date hereof described on Schedule 4.20(a), and good title to, or valid leasehold interests in, all other properties and assets purported to be owned by such Restricted Party, including, without limitation, valid leasehold interests pursuant to the Leases and all property reflected in the balance sheet referred to in Section 4.5(a), and none of such properties and assets, including, without limitation, the Real Estate and the Leases, is subject to any Lien, except Permitted Liens. Each Restricted Party has received all deeds , assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect its right, title and interest in and to all such property as are necessary for the continued use and operation thereof in the manner currently being used and operated.

                 (b) All real property leased at the date hereof by the Restricted Parties which is material to the operations of the Borrower, and the termination dates of the related leases, are listed on Schedule 4.20(b). Each of the Leases is valid and enforceable in accordance with its terms and is in full force and effect. The Borrower
                                       67
has, to the extent so requested by the Agent, delivered to the Agent true and complete copies of each of the Leases and all documents affecting the rights or obligations of each Loan Party which is a party thereto, including, without limitation, any non- disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the Leases. No Loan Party and, to the knowledge of the Borrower, no other party to any Lease is in default of its obligations thereunder or has delivered or received any notice of default under any such Lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such Lease, except for defaults the consequences of which in the aggregate would have no Material Adverse Effect.

                 (c) As of the date hereof, no Restricted Party owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by such Restricted Party having an aggregate Fair Market Value in excess of $3,000,000.

                 (d) All components of all improvements included within the real property owned or leased by each Restricted Party (hereinafter collectively referred to as the "Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, which are necessary to the conduct of its business, are in good working order and repair, except where the failure to be in such order and repair would not have a Material Adverse Effect. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the real property owned or leased by each Restricted Party, which are necessary to the conduct of its business, are installed and operating and are sufficient to enable the real property owned or leased by such Restricted Party to continue to be used and operated in the manner currently being used and operated, and the Borrower has no knowledge of any factor or condition that could result in a termination or impairment of the furnishing thereof that would have a Material Adverse Effect. No material Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement (other than public streets and roads) not included in the real property owned or leased by a Restricted Party.

                 (e) All Permits required to have been issued or appropriate to enable all real property owned or leased by each Loan Party to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are in full force and effect, other than such failures the consequences of which in the aggregate would have no Material Adverse Effect.

                 (f) No Restricted Party has received any notice, nor does the Borrower have any knowledge of, any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by any Restricted Party or any part thereof which is material to the operation its business, or any proposed termination or impairment of any parking at any such real property or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.

                 (g) No portion of any real property owned or leased by any Loan Party which is material to the operation of its business has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition. No material portion of the Borrower's operating facility is located in a special flood hazard area designated "Zone A".

         4.21. Certain Indebtedness. Schedule 4.21 separately identifies as of the date hereof all Indebtedness (other than current liabilities (including the current portion of long-term Indebtedness)) of the Borrower which is either
(a) for borrowed money, (b) incurred outside of the ordinary course of the business or in a manner and to the extent inconsistent with past practice, or
(c) material to the financial condition, business, operations or prospects of the Borrower, $1,000,000 being hereby deemed material for purposes of this
Section 4.21.

         4.22. Restricted Payments. Since September 30, 1993 to the date hereof, no Restricted Party has done any of the following, except as expressly permitted by this Agreement: (a) declared or made any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Stock, (b) made any payment or distribution on account of any Indebtedness for or in respect of borrowed money (other than the making of regularly scheduled fee, interest and principal payments) including, without limitation, to secure any waiver or consent in respect of any such Indebtedness, (c) purchased, redeemed, or otherwise acquired for value or made any payment in respect of any of its Stock or Stock Equivalents or (d) purchased, redeemed, prepaid, defeased or otherwise acquired for value any Indebtedness for or in respect of borrowed money.

         4.23. Seniority. The Obligations rank at least paripassu with all other Indebtedness of the Borrower.

         4.24. Bank Accounts. Schedule 4.24 lists as of the date hereof each of the bank accounts maintained by the Borrower and the purpose thereof.


                                   ARTICLE V

                              FINANCIAL COVENANTS

                 As long as any of the Obligations or the Revolving Credit Commitments remain outstanding, unless the Majority Lenders otherwise consent in writing:

         5.1.    Maximum Leverage Ratio.  The Borrower shall achieve a ratio of
(a) the sum of (i) Total Liabilities plus (ii) the carrying value of all outstanding preferred stock issued by the Borrower and its Restrictive Subsidiaries, to (b) Tangible Net Worth not in excess of the ratio set forth below:

                 During Each Month
                 Ending on the Date
                 Set Forth Below                                    Maximum Ratio
                 ------------------                                 -------------
                 October 31, 1994                                   5.60:1.0
                 November 30, 1994                                  5.60:1.0
                 December 31, 1994                                  5.60:1.0
                 January 31, 1995                                   5.60:1.0
                 February 28, 1995                                  5.60:1.0
                 March 31, 1995                                     5.60:1.0
                 April 30, 1995                                     5.60:1.0
                 May 31, 1995                                       5.60:1.0
                 June 30, 1995                                      5.40:1.0
                 July 31, 1995                                      5.40:1.0
                 August 31, 1995                                    5.40:1.0
                 September 30, 1995                                 5.00:1.0
                 October 31, 1995                                   5.00:1.0
                 November 30, 1995                                  5.00:1.0
                 December 31, 1995                                  4.75:1.0
                 January 31, 1996                                   4.75:1.0
                 February 29, 1996                                  4.75:1.0
                 March 31, 1996                                     4.75:1.0
                 April 30, 1996                                     4.75:1.0
                 May 31, 1996                                       4.75:1.0

                 During Each Month
                 Ending on the Date
                 Set Forth Below                                    Maximum Ratio
                 ------------------                                 -------------
                 June 30, 1996                                      4.50:1.0
                 July 31, 1996                                      4.50:1.0
                 August 31, 1996                                    4.50:1.0
                 September 30, 1996                                 4.25:1.0
                 October 31, 1996                                   4.25:1.0
                 November 30, 1996                                  4.25:1.0
                 December 31, 1996                                  4.00:1.0
                 January 31, 1997                                   4.00:1.0
                 February 28, 1997                                  4.00:1.0
                 March 31, 1997                                     3.75:1.0
                 April 30, 1997                                     3.75:1.0
                 May 31, 1997                                       3.75:1.0
                 June 30, 1997                                      3.50:1.0
                 July 31, 1997                                      3.50:1.0
                 August 31, 1997                                    3.50:1.0
                 September 30, 1997 and thereafter                  3.25:1.0

        5.2. Maintenance of Tangible Net Worth. The Borrower shall maintain, during each of the months set forth below, Tangible Net Worth no less than the sum of (a) the amounts set forth below plus (b) an amount equal to 75% of the net proceeds received by the Borrower from the sale of its Stock since the date hereof:


                 During Each Month
                 Ending on the Date                                 Minimum
                 Set Forth Below                                    Amount
                 ------------------                                 -------
                 October 31, 1994                                   $86,000,000
                 November 30, 1994                                  $86,000,000
                 December 31, 1994                                  $88,000,000
                 January 31, 1995                                   $88,000,000
                 February 28, 1995                                  $88,000,000
                 March 31, 1995                                     $90,000,000
                 April 30, 1995                                     $90,000,000
                 May 31, 1995                                       $90,000,000
                 June 30, 1995                                      $100,000,000
                 July 31, 1995                                      $100,000,000
                 August 31, 1995                                    $100,000,000
                 September 30, 1995                                 $115,000,000
                 October 31, 1995                                   $115,000,000
                 November 30, 1995                                  $115,000,000

                 During Each Month
                 Ending on the Date                                 Minimum
                 Set Forth Below                                    Amount
                 ------------------                                 -------
                 December 31, 1995                                  $130,000,000
                 January 31, 1996                                   $130,000,000
                 February 29, 1996                                  $130,000,000
                 March 31, 1996                                     $145,000,000
                 April 30, 1996                                     $145,000,000
                 May 31, 1996                                       $145,000,000
                 June 30, 1996                                      $160,000,000
                 July 31, 1996                                      $160,000,000
                 August 31, 1996                                    $160,000,000
                 September 30, 1996                                 $165,000,000
                 October 31, 1996                                   $165,000,000
                 November 30, 1996                                  $165,000,000
                 December 31, 1996                                  $167,500,000
                 January 31, 1997                                   $167,500,000
                 February 28, 1997                                  $167,500,000
                 March 31, 1997                                     $170,000,000
                 April 30, 1997                                     $170,000,000
                 May 31, 1997                                       $170,000,000
                 June 30, 1997                                      $172,500,000
                 July 31, 1997                                      $172,500,000
                 August 31, 1997                                    $172,500,000
                 September 30, 1997 and thereafter                  $175,000,000

        5.3. Capital Expenditures. The Borrower shall not make cumulative Capital Expenditures for the period from September 30, 1994 through the date set forth below in excess of the amount set forth below:


                                                                    Maximum Amount of
                 During the                                         Cumulative Capital
                 Period Ending                                      Expenditures
                 -------------                                      ------------------
                 December 31, 1994                                  $13,000,000
                 January 31, 1995                                   $16,000,000
                 February 28, 1995                                  $21,000,000
                 March 31, 1995                                     $28,000,000
                 April 30, 1995                                     $33,000,000
                 May 31, 1995                                       $48,000,000
                 June 30, 1995                                      $63,000,000
                 July 31, 1995                                      $76,000,000
                 August 31, 1995                                    $86,000,000

                                                                    Maximum Amount of
                 During the                                         Cumulative Capital
                 Period Ending                                      Expenditures
                 -------------                                      ------------------
                 September 30, 1995                                 $97,000,000
                 October 31, 1995                                   $108,000,000
                 November 30, 1995                                  $118,000,000
                 December 31, 1995                                  $125,000,000
                 January 31, 1996                                   $133,000,000
                 February 29, 1996                                  $139,000,000
                 March 31, 1996                                     $146,000,000
                 April 30, 1996                                     $153,000,000
                 May 31, 1996                                       $163,000,000
                 June 30, 1996                                      $173,000,000
                 July 31, 1996                                      $178,000,000
                 August 31, 1996                                    $188,000,000
                 September 30, 1996                                 $193,000,000
                 October 31, 1996                                   $210,000,000
                 November 30, 1996                                  $210,000,000
                 December 31, 1996                                  $210,000,000
                 January 31, 1997                                   $225,000,000
                 February 28, 1997                                  $225,000,000
                 March 31, 1997                                     $225,000,000
                 April 30, 1997                                     $240,000,000
                 May 31, 1997                                       $240,000,000
                 June 30, 1997                                      $240,000,000
                 July 31, 1997                                      $260,000,000
                 August 31, 1997                                    $260,000,000
                 September 30, 1997                                 $260,000,000
                 October 31, 1997                                   $270,000,000
                 November 30, 1997                                  $270,000,000
                 December 31, 1997                                  $270,000,000
                 January 31, 1998                                   $290,000,000
                 February 28, 1998                                  $290,000,000
                 March 31, 1998                                     $290,000,000
                 April 30, 1998                                     $310,000,000
                 May 31, 1998                                       $310,000,000
                 June 30, 1998                                      $310,000,000
                 July 31, 1998                                      $325,000,000
                 August 31, 1998                                    $325,000,000
                 September 30, 1998                                 $325,000,000
                 October 31, 1998                                   $345,000,000
                 November 30, 1998                                  $345,000,000
                 December 31, 1998                                  $345,000,000



                                                                    Maximum Amount of
                 During the                                         Cumulative Capital
                 Period Ending                                      Expenditures
                 -------------                                      ------------------
                 January 31, 1999 and thereafter                    $365,000,000


provided, however, that the Borrower may, in any calendar month, make Capital Expenditures in addition to those set forth above in an aggregate amount not in excess of the difference between (a) the Additional Discretionary Amount (to the extent not previously utilized pursuant to this proviso after September 30,
1994), and (b) the sum of (i) all cash Investments in Subsidiaries made by the Borrower from September 30, 1994 to the date of such determination (other than Investments made in Funding pursuant to the Securitization Documents and permitted under Section 7.6), plus (ii) all cash dividends paid and Indebtedness purchased, redeemed, prepaid, defeased or otherwise acquired for value or paid by the Borrower from September 30, 1994 to the date of such determination (other than purchases, redemptions, prepayments, defeasances, acquisitions for value or payments that are required payments or are specifically permitted by Sections 7.4(b)(i) through (v)).

        5.4. Cash Flow. The Borrower's cumulative Cash Flow (exclusive of Capital Expenditures) for the period from September 30, 1994 through and as of each of the dates set forth below shall not be less than (if negative, expressed as a negative number larger than) the amount set forth below:


                 Date                                         Minimum Cash Flow
                 ----                                         -----------------
                 December 31, 1994                            $(20,000,000)
                 January 31, 1995                             $(22,000,000)
                 February 28, 1995                            $(22,000,000)
                 March 31, 1995                               $(20,000,000)
                 April 30, 1995                               $(20,000,000)
                 May 31, 1995                                 $3,000,000
                 June 30, 1995                                $13,000,000
                 July 31, 1995                                $16,000,000
                 August 31, 1995                              $27,000,000
                 September 30, 1995                           $33,000,000
                 October 31, 1995                             $43,000,000
                 November 30, 1995                            $57,000,000
                 December 31, 1995                            $68,000,000
                 January 31, 1996                             $73,000,000
                 February 29, 1996                            $88,000,000
                 March 31, 1996                               $93,000,000
                 April 30, 1996                               $98,000,000
                 May 31, 1996                                 $113,000,000

                 June 30, 1996                                      $128,000,000
                 July 31, 1996                                      $133,000,000
                 August 31, 1996                                    $148,000,000
                 September 30, 1996                                 $153,000,000
                 October 31, 1996                                   $155,000,000
                 November 30, 1996                                  $155,000,000
                 December 31, 1996                                  $185,000,000
                 January 31, 1997                                   $185,000,000
                 February 28, 1997                                  $185,000,000
                 March 31, 1997                                     $195,000,000
                 April 30, 1997                                     $195,000,000
                 May 31, 1997                                       $195,000,000
                 June 30, 1997                                      $225,000,000
                 July 31, 1997                                      $225,000,000
                 August 31, 1997                                    $225,000,000
                 September 30, 1997                                 $240,000,000
                 October 31, 1997                                   $240,000,000
                 November 30, 1997                                  $240,000,000
                 December 31, 1997                                  $270,000,000
                 January 31, 1998                                   $270,000,000
                 February 28, 1998                                  $270,000,000
                 March 31, 1998                                     $280,000,000
                 April 30, 1998                                     $280,000,000
                 May 31, 1998                                       $280,000,000
                 June 30, 1998                                      $295,000,000
                 July 31, 1998                                      $295,000,000
                 August 31, 1998                                    $295,000,000
                 September 30, 1998                                 $315,000,000
                 October 31, 1998                                   $315,000,000
                 November 30, 1998                                  $315,000,000
                 December 31, 1998                                  $330,000,000
                 January 31, 1999                                   $330,000,000
                 February 28, 1999                                  $330,000,000
                 March 31, 1999 and thereafter                      $340,000,000

         5.5. EBITDA to Cash Interest Expense Ratio. The Borrower shall achieve as of the last day of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 1994, determined on the basis of the four Fiscal Quarters ending on the date of determination, a ratio of (a) EBITDA for such period to (b) Cash Interest Expense for such period, not less than the ratio set forth below:

                 For the Fiscal                             Minimum
                 Quarter Ending                             Ratio Required
                 --------------                             --------------
                 March 31, 1995                             2.10:1.0
                 June 30, 1995                              2.25:1.0
                 September 30, 1995                         2.60:1.0
                 December 31, 1995 and thereafter           2.75:1.0


                                   ARTICLE VI

                        ADDITIONAL AFFIRMATIVE COVENANTS

                 As long as any of the Obligations or the Revolving Credit Commitments remain outstanding, unless the Majority Lenders otherwise consent in writing:

         6.1. Compliance with Laws, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects, with all Requirements of Law, Contractual Obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits, other than such non-compliances the consequences of which in the aggregate would have no Material Adverse Effect.

         6.2. Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in a regular manner and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to (i) preserve its business and the goodwill and business of the customers, advertisers, suppliers and others with whom it has business relations, (ii) keep available the services and goodwill of its present employees, and (iii) preserve all rights, permits (including all Permits), licenses, approvals, privileges, registered patents, trademarks, trade names, copyrights and service marks and other intellectual property with respect to its business.

         6.3. Payment of Taxes, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except (a) in the case of a Restricted Party, where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Borrower or such Subsidiary, as the case may be, in conformity with GAAP and (b) where the consequence of all such non- payments and, in the case of a Restricted Party, contests and reserves, in the aggregate would have no Material Adverse Effect.

         6.4. Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary, as the case may be, operates and as otherwise satisfactory to the Agent, in its sole judgment, exercised reasonably, and, in any event in the case of the Borrower, all insurance required by the Amended and Restated Security Agreement; provided, however, that the Borrower may self-insure an amount of its health insurance and worker's compensation insurance in an amount to be agreed upon by the Agent and the Borrower. All such insurance in respect of the Collateral shall name the Agent and the Lenders as additional insured or loss payees as their interests may appear, as the Agent shall determine. The Borrower will furnish to the Lenders from time to time any information as may be reasonably requested as to such insurance in respect of the Collateral and such information as to other insurance as is in its possession or which can be readily obtained.

         6.5. Preservation of Corporate Existence, Etc. Except as permitted under Section 7.5, the Borrower shall, and shall, unless otherwise consented to in writing by the Agent, cause each of its Subsidiaries to, preserve and maintain its corporate existence, rights (charter and statutory) and material franchises.

         6.6. Access. The Borrower shall, and shall cause each of its Subsidiaries to, at any reasonable time and from time to time upon at least two Business Days' prior notice from the Agent (unless an Event of Default shall have occurred and be continuing, in which case no prior notice is necessary), permit the Agent (either individually or together with one or more of the Lenders), or any agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of each Loan Party, (b) visit the properties of each Loan Party, (c) discuss the affairs, finances and accounts of each Loan Party with any of its officers or directors who may then be reasonably available, and (d) communicate directly with each Loan Party's independent certified public accountants. The Borrower shall authorize its independent certified public accountants to disclose to the Agent or any Lender any and all financial statements and other information of any kind, including, without limitation, copies of any management letter, or the substance of any oral information that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower and each of its Subsidiaries.

         6.7. Keeping of Books. The Borrower shall, and shall cause each of its Subsidiaries to, keep books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiary, as the case may be, in conformity with GAAP and any Requirement of Law.

         6.8. Maintenance of Properties, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties which are used in the conduct of its business in good working order and condition (reasonable wear and tear excepted), where the failure to so maintain or preserve would have a Material Adverse Effect.

         6.9. Performance and Compliance with Other Covenants. The Borrower shall, and shall cause each of its Subsidiaries to, perform and observe all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations (including, without limitation, to pay all rent and other charges payable under any lease and all debts and other obligations as the same become due), and do all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations, other than such failures the consequences of which in the aggregate would have no Material Adverse Effect.

         6.10.   Application of Proceeds.   The Borrower shall use the entire
amount of the proceeds of each Revolving Credit Loan as provided in Section
4.17.

         6.11.   Financial Statements.  The Borrower shall furnish to the
Lenders:

                 (a) as soon as available and in any event within 30 days after the end of each month other than the last month of a Fiscal Quarter, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such month and consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries at such date and for such period, together with
(i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with all financial covenants contained herein, and (iii) a written operating and financial summary by the management of the Borrower of the financial statements furnished in respect of such month;





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





                 (b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated and consolidating balance sheets of the Borrower as of the end of such quarter and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries at such date and for such period, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with all financial covenants contained herein, and (iii) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such Fiscal Quarter;

                 (c) as soon as available and in any event within 45 days after the end of each Fiscal Year, consolidated and consolidating balance sheets of the Borrower as of the end of such Fiscal Year and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Year, certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries at such date and for such period, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with all financial covenants contained herein, and (iii) a written discussion and analysis by the management of the Borrower of the financial statements furnished in respect of such Fiscal Year;

                 (d) as soon as available and in any event within 90 days after the end of each Fiscal Year, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such year and consolidated and consolidating statements of income, retained earnings and cash flows of the Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Year, certified without qualification as to the scope of the audit by Arthur Andersen & Co. or other independent public accountants acceptable to the Majority Lenders, together with (i) a certificate of such accounting firm stating that in the


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


course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such auditing firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, the Borrower's compliance with all financial covenants contained herein, (iii) a written discussion and analysis by the Management of the Borrower of the financial statements furnished in respect of such Fiscal Year, and (iv) the present value of any liability as of the end of such Fiscal Year with respect to any unfunded Pension Plan of each Loan Party together with the assumptions utilized in the calculations;

                 (e) not later than the date on which the Borrower shall deliver to the Lenders the financial statements referred to in Section 6.11(c) for any Fiscal Year, a letter from the Borrower's independent public accountants, substantially in the form of Exhibit M;

                 (f) promptly after the same are received by the Borrower, a copy of each management letter provided to the Borrower by its independent certified public accountants which refers in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower or any of its Subsidiaries;

                 (g) on the Closing Date and prior to the Borrower's close of office hours on the twentieth Business Day of each month thereafter, a Borrowing Base Certificate, signed by a Responsible Officer of the Borrower, setting forth, on an itemized basis, the Borrowing Base as of the close of office hours on the last day of the preceding month, and the Borrowing Base computations based thereon, as well as (i) a schedule listing changes (if any) to Schedule 4.24 and Schedule V and (ii) a certification by a Responsible Officer of the Borrower that from the date of the most recent Borrowing Base Certificate previously delivered to the date of the new Borrowing Base Certificate, no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto. Each Borrowing Base Certificate shall become effective upon the Agent's review and implementation thereof and shall remain in effect until the review and implementation by the Agent of the next Borrowing Base Certificate to be delivered hereunder;





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                 (h)  promptly after such a determination, written notification that the Borrowing Base is, in the belief of any officer of the Borrower, an amount less than the Revolving Credit Commitments; and

                 (i) at the time of delivery of each Borrowing Base Certificate, electronic tapes providing inventory reporting.

         6.12.   Reporting Requirements.  The Borrower shall furnish:

                 (a) to the Lenders, as soon as available and in any event within 30 days prior to the end of each Fiscal Year, the proposed projections of the Borrower and its Subsidiaries for the succeeding Fiscal Year and all associated data and assumptions, displaying on a monthly and quarterly basis anticipated balance sheets, forecasted revenues, net income and cash flow, all on a consolidating and consolidated basis, and EBITDA and sales on a consolidated and consolidating basis;

                 (b) to the Lenders, as soon as available and in any event within 30 days prior to the end of each Fiscal Year, commencing with the 1996 Fiscal Year, a forecast of annual sales, EBITDA, Capital Expenditures, working capital requirements and projected cash flow results of the Borrower and its Subsidiaries on a consolidated and consolidating basis for each of the next succeeding three Fiscal Years;

                 (c) to the Lenders, as soon as available and in any event prior to the end of the first month immediately after the end of each Fiscal Year, final projections (and all associated data and assumptions) and forecasts covering the matters identified in clauses (a) and (b) above;

                 (d) to the Lenders, as soon as available and in any event within 45 days after the end of each Fiscal Quarter, revisions or updates to the reports delivered pursuant to Section 6.12(c);

                 (e) to the Agent, promptly and in any event within 10 Business Days after any officer of any Loan Party or any ERISA Affiliate knows or has reason to know that (i) any ERISA Event has occurred, a written statement of the chief financial officer or other appropriate officer of such Loan Party or ERISA Affiliate describing such event and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto;

                 (f) to the Agent, promptly and in any event within 10 Business Days after any officer of any Loan Party or any ERISA Affiliate knows or has reason to
                                       81
know that a contribution or payment under any Plan has not been made when due (except for contributions to defined contribution plans that are de minimis in amount and result from reasonable administrative delays and which are timely corrected in the ordinary course) a written statement of the chief financial officer of such Loan Party or ERISA Affiliate describing such event and the action, if any, which such ERISA Affiliate proposes to take with respect thereto;

                 (g) to the Agent, promptly and in any event within 30 days after the filing thereof by any Loan Party, with respect to any Pension Plan, and by any ERISA Affiliate, with respect to any Pension Plan subject to Section 412 of the Code, a copy of each annual report (Form 5500 Series, including Schedule B thereto), and upon request by any Lender through the Agent with respect to any other Plan including any Multiemployer Plan to the extent any Loan Party may obtain such report through reasonable efforts;

                 (h) to the Agent, promptly and in any event within 10 Business Days after receipt thereof, a copy of any adverse notice, determination letter, ruling or opinion any Loan Party or any ERISA Affiliate receives from the DOL or IRS with respect to any Plan and, at the request of any Lender, a copy of any favorable notice, determination letter, ruling or opinion with respect thereto from any such Governmental Authority;

                 (i) to the Agent, promptly and in any event within 10 Business Days after receipt of knowledge or written notice of commencement thereof, notice of any action, suit or proceeding before any Governmental Authority or arbitrator affecting any Loan Party or any ERISA Affiliate with respect to any Plan, except those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect;

                 (j) to the Agent, promptly and in any event within 10 days after notice or knowledge thereof by an officer of the Borrower, notice that any Loan Party has become liable to pay the tax on prohibited transactions imposed by Section 4975 of the Code, and a copy of Form 5330 as soon as available thereafter;

                 (k) to the Agent, promptly and in any event within 10 Business Days after an officer of the Borrower receives notice of the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Loan Party, except those which in the aggregate have no reasonable likelihood of having a Material Adverse Effect;





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





                 (l) to the Agent, promptly and in any event within 10 Business Days after an officer of the Borrower becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non-performance of, or any default under, or any claim of any of the foregoing in respect of, any Contractual Obligation of any Loan Party which is material to the business, prospects, operations or financial condition of the Borrower and the Borrower and its Subsidiaries taken as a whole, or (iii) any Material Adverse Change or any event or development or other circumstance which is reasonably likely to cause or result in a Material Adverse Change, telephonic or telegraphic notice in reasonable detail specifying the nature of the Event of Default, Default, development or circumstance, including, without limitation, the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days after the notice is given;

                 (m) to the Lenders, promptly after the sending or filing thereof, copies of all press releases, reports which any Loan Party sends to its security holders generally, and copies of all reports and registration statements which any Loan Party files with the Securities and Exchange Commission or any national securities exchange;

                 (n) to the Agent, upon its request, copies of all Tax Returns filed by each Loan Party in respect of taxes measured by income (excluding sales, use and like taxes);

                 (o) to the Agent, promptly and in any event within 45 days of any officer of the Borrower learning of any of the following, written notice of any of the following:

                      (i) except for the amounts contemplated by the Projections, knowledge that any Loan Party is or could reasonably be expected to be liable for Environmental Liabilities and Costs of $1,000,000 or more in any twelve month period as a result of a Release or threatened Release;

                     (ii) the receipt by any Loan Party of written notification that any real or personal property of such Loan Party is subject to any Environmental Lien;

                    (iii) the receipt, after the date hereof, by any Loan Party of any written notice from a Governmental Authority of any violation of any Requirement of Law involving environmental, health or safety matters, except for violations the consequence of which in the aggregate would have no reasonable likelihood of subjecting such Loan Party to Environmental Liabilities and Costs of $500,000 or more in any 12-month period; provided, however, that from and after the date the aggregate of all Environmental Liabilities and Costs under Section 6.12(o)(iii), (iv) and (vi) in any 12-month period exceeds $1,000,000, the Borrower shall furnish written notice of each subsequent violation which individually is reasonably likely to subject any Loan Party to Environmental Liabilities and Costs in excess of $250,000.

                     (iv) the commencement of any judicial or administrative proceeding or investigation by any Governmental Authority alleging a violation of any Requirement of Law involving environmental, health or safety matters other than those the consequences of which in the aggregate would have no reasonable likelihood of subjecting any Loan Party to Environmental Liabilities and Costs of $500,000 or more in any 12-month period; provided, however, that from and after the date the aggregate of all Environmental Liabilities and Costs under Section 6.12(o)(iii), (iv) and (vi) in any 12-month period exceeds $1,000,000, the Borrower shall furnish written notice of each subsequent violation which individually is reasonably likely to subject any Loan Party to Environmental Liabilities and Costs in excess of $250,000.

                      (v) any proposed acquisition of stock, assets or real estate, or any proposed leasing of property by any Loan Party other than those the consequences of which in the aggregate have no reasonable likelihood of subjecting such Loan Party to Environmental Liabilities and Costs of $250,000 or more in any 12-month period;

                     (vi) any proposed action taken by any Loan Party to commence, recommence or cease manufacturing, industrial or other operations other than those the consequences of which in the aggregate have no reasonable likelihood of requiring the Borrower to obtain additional environmental, health or safety Permits that collectively require the expenditure of $500,000 or more or become subject to additional Environmental Liabilities and Costs of $500,000 or more in any 12-month period; provided, however, that from and after the date the aggregate of all Environmental Liabilities and Costs under Section 6.12(o)(iii), (iv) and (vi) in any 12-month period exceeds $1,000,000, the Borrower shall furnish written notice of each subsequent violation which individually is reasonably likely to subject any Loan Party to Environmental Liabilities and Costs in excess of $250,000; and





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                    (vii)  any proposed Capital Expenditures of any Loan Party intended or designed to implement any existing or additional Remedial Action other than those which in the aggregate will not exceed the amounts set forth in the Projections;

                 (p) upon the written request of the Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to this Section 6.12 and any other environmental, health or safety compliance obligation, remedial obligation or liability, other than those which in the aggregate are not reasonably likely to subject any Loan Party to Environmental Liabilities and Costs of $250,000 or more in any 12- month period;

                 (q) to the Agent, promptly upon any officer of the Borrower becoming aware that any Loan Party has been refused insurance for which it applied or had any policy of insurance terminated (other than at its request), all information relating to such refusal or termination;

                 (r) to the Agent, within five Business Days after the end of each month, a statement as to any change in any previously delivered schedule of bank accounts maintained by the Borrower;

                 (s) to the Agent, promptly upon the termination or non-renewal of any material lease to which the Borrower is a party (which lease is not replaced by a comparable lease), all information relating to such termination or non-renewal;

                 (t) to the Agent, promptly and in any event within 30 days of the Borrower entering into any tax sharing agreement with any of its Subsidiaries;

                 (u) to the Agent, on the first Business Day of each week, a report covering the previous two-calendar week period, setting forth the information required to make the calculations set forth in Section 3.2(g); and

                 (v) such other information respecting the business, properties, condition, financial or otherwise, or operations of each Loan Party as the Agent may from time to time reasonably request.

        6.13. Broker's Fee. The Borrower shall indemnify the Agent and the Lenders for, and hold the Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the

Agent and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Borrower in connection with the transactions contemplated by this Agreement.

        6.14. Employee Plans. (a) For each Qualified Plan hereafter adopted or maintained by any Loan Party or any ERISA Affiliate, the Borrower shall (i) seek, and cause, as applicable, each other Loan Party and its ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the Code, and (ii) from and after the adoption of any such Qualified Plan, cause such plan to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

               (b) With respect to each Welfare Benefit Plan hereafter adopted or maintained by any Loan Party or any ERISA Affiliate that is subject to the requirements of Section 4980B of the Code, the Borrower shall, and shall cause such of its Restricted Subsidiaries and ERISA Affiliates to, comply in all material respects with the notice and continuation coverage requirements of
Section 4980B of the Code and any final regulations thereunder.

        6.15. Interest Rate Contracts. The Borrower shall, within 45 days after the aggregate principal amount of Indebtedness for borrowed money of the Borrower which bears interest at floating rates exceeds 60% of all Indebtedness for borrowed money of the Borrower, enter into or have in effect such Interest Rate Contracts on terms and with counterparties satisfactory to the Agent, to provide protection against such interest rates on Indebtedness for borrowed money bearing floating interest rates and for such period (not later than the Termination Date) as the Agent may request, covering a notional amount equal to such excess.

        6.16. Fiscal Year. The Borrower shall maintain as its Fiscal Year the twelve- month period ending on September 30 of each year.

        6.17. Borrowing Base Determination. (a) The Borrower shall furnish to the Agent any information which the Agent may reasonably request which was either used by the Borrower in the determination and calculation of the Borrowing Base or is otherwise relevant in respect thereof which is readily available to the Borrower including, without limitation, correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all obligors.





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





               (b) The Borrower shall notify the Agent (by telephone, facsimile transmission or mailing by overnight courier service on the date any officer of the Borrower obtains such knowledge) in the event that the Borrower receives or otherwise gains knowledge that (i) the Borrowing Base is less than 75% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 6.11(g) or (ii) the Revolving Credit Loans borrowed under Section 2.1 outstanding at such time exceed the Available Credit as a result of any decrease in the Borrowing Base, and the amount of such excess.

        6.18. The Blocked Account. (a) The Borrower shall establish and maintain, pursuant to the Blocked Account Letter, an account with Citibank, such account to be in the name and under the sole dominion and control of the Agent (the "Blocked Account"). All amounts in the Blocked Account shall be applied to the Obligations by the Agent as specified in Section 2.6(d).

               (b) Except for the funds held in the bank accounts otherwise permitted by Section 7.22, the Borrower shall cause all cash, Cash Equivalents, checks, notes, drafts or similar items of payments received by it which constitute (i) payments from account debtors for Accounts not sold to, or reacquired from, Funding pursuant to the Receivables Securitization, (ii) all intercompany receivables and payments made to the Borrower pursuant to the Receivables Purchase Agreement or otherwise, and (iii) proceeds of all other Collateral, to be deposited promptly upon the receipt thereof in the Blocked Account.

        6.19.  Environmental.   Upon receipt of any notification or otherwise
obtaining knowledge of any Release or other event that could result in Borrower incurring Environmental Liabilities and Costs, the Borrower shall, at its cost, conduct or pay for consultants to conduct, such tests or assessments of environmental condition at such operations or properties (if any), including, without limitation, the investigation and testing of subsurface conditions, and shall take such remedial, investigational or other action as any Governmental Authority requires (except where contested in good faith, by proper proceedings and where the consequence of such contest would not have a Material Adverse Effect) or as is appropriate and consistent with good business practice. If, in the reasonable judgment of the Agent, such Environmental Liabilities and Costs would have a Material Adverse Effect, and if the consultant selected by the Borrower is not reasonably acceptable to the Agent, the Agent shall (i) select a consultant of its own choosing to monitor the work of the Borrower's consultant and the Borrower shall pay for all reasonable costs incurred by the Agent's consultant in connection with performing such monitoring activities, and (ii) promptly notify the Borrower of such determination and appointment. Nothing contained in this Agreement shall be construed as limiting or impeding the Borrower's rights and obligations to take any and all actions necessary and desirable to address any Release or Environmental Liabilities and Costs or to comply with all Environmental Laws.

         6.20. Utilization of Intellectual Property. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall utilize its intellectual property (including, without limitation, trademarks and service marks) in such a manner as the Agent may deem necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral.


                                  ARTICLE VII

                               NEGATIVE COVENANTS

                As long as any of the Obligations or Revolving Credit Commitments remain outstanding, without the written consent of the Majority
Lenders:

         7.1. Liens, Etc. The Borrower shall not, and shall not permit (x) any of its Restricted Subsidiaries, or (y) in respect of Sections 7.1(e) and
(k) any of its Subsidiaries, to, create or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, except for the following, none of which Liens, except in respect of those permitted in clause (a), shall be Liens on the Collateral (collectively, "Permitted Liens"):

                (a)  Liens created pursuant to the Loan Documents;

                (b) Purchase money Liens upon or in any property of the Borrower or such Restricted Subsidiary, as the case may be, and used by the Borrower or such Restricted Subsidiary in the ordinary course of business, which Liens secure the obligation to pay the purchase price of such property, related payment and performance obligations and the obligation to pay the cost of services in respect of such property or to secure Indebtedness and related payment and performance obligations incurred solely for the purpose of financing the acquisition of such property or such services, and Liens existing on such property at the time of its acquisition; provided, however, that the aggregate principal amount of outstanding Indebtedness secured by the Liens referred to in this clause (b) shall not at any time exceed the sum of (i) $30,000,000 plus (ii) the amount of Indebtedness outstanding under Section 7.2(p);





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





                 (c) Any Lien securing the renewal, extension or refunding of any Indebtedness or other Obligation secured by any Lien permitted by subsections (b), (i), (j), or (l) of this Section 7.1 without any increase in the amount secured thereby (except for increases in respect of transaction expenses related thereto) or in the assets subject to such Lien;

                 (d) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, handlers, lessors, bankers (solely in respect to rights of setoff arising by operation of law) or other similar Persons incurred by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (including the incurrence of Capital Expenditures contemplated by the Projections) which secure obligations to such Person; provided, however, that (i) neither the Borrower nor any of its Restricted Subsidiaries is in default with respect to such payment obligation to such Person, or is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof and (ii) the likely liability in respect of all such Liens in the aggregate would have no Material Adverse Effect;

                 (e) Liens (excluding Environmental Liens) securing taxes, assessments or governmental charges or levies; provided, however, that (i) neither the Borrower nor any of its Subsidiaries is in default in respect of any payment obligation with respect thereto unless the Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision is made for the payment thereof and (ii) the likely liability in respect of all such Liens in the aggregate would have no Material Adverse Effect;

                 (f) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits;

                 (g) Liens securing trustee's fees and the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and judgment, attachment or award liens; provided, however, that (i) with respect to judgment, attachment or award liens, such Liens (A) are against property of the Borrower or a Restricted Subsidiary other than the Collateral, and (B) such Liens are terminated or otherwise extinguished within 60 days after the creation thereof, and (ii) all such Liens (A) in the aggregate have no Material Adverse Effect and (B) do not secure directly or indirectly judgments, attachments or awards in excess of $1,000,000;


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

                 (h) Zoning restrictions, easements, rights of way, survey exceptions, encroachments, covenants, licenses, reservations, leasehold interests, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Borrower or any of its Restricted Subsidiaries or impair, in any material manner, the use of such property for the purposes for which such property is held by the Borrower or any of its Restricted Subsidiaries;

                 (i) Liens existing on the date of this Agreement and disclosed on Schedule 7.1 and any related payment and performance obligations in respect of the Indebtedness secured thereby;

                 (j) Liens to secure Capitalized Lease Obligations and Other Leases and any related payment and performance obligations if the incurrence of such Indebtedness is permitted by Section 7.2(g); provided, however, that: (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including, without limitation, the cost of construction and the reasonable fees and expenses relating to such Indebtedness) of the property subject thereto, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (iii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

                 (k) Environmental Liens, that (i) are being contested in good faith by appropriate proceedings, unless such contest would reasonably be likely to have a Material Adverse Effect, (ii) do not materially interfere with the business operations of such Loan Party as presently conducted and, (iii) the consequences of which in the aggregate would not subject any Loan Party to Environmental Liabilities and Costs in excess of $1,000,000 in any 12-month period (after the application of insurance and indemnification proceeds receivable with respect to which the insurer or indemnifying party, as the case may be, does not contest or dispute);

                 (l) The interests of lessors or lessees of property leased pursuant to leases permitted hereunder;

                 (m)  Liens in favor of the Agent and/or any of its Affiliates;

                 (n) Liens on Accounts and other assets and properties of Funding or the Borrower, or both, securing Indebtedness incurred, if any, or Accounts sold in


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connection with the Receivables Securitization pursuant to the Securitization
Documents; and

                 (o) Additional Liens on the assets of the Borrower or any of its Restricted Subsidiaries (other than the Collateral) securing up to $5,000,000 of Indebtedness.

         7.2. Indebtedness. The Borrower shall not, and shall not permit (x) any of its Restricted Subsidiaries, or (y) in respect of Section 7.2(k), any of its Unrestricted Subsidiaries, to, create or suffer to exist any Indebtedness except:

                 (a)  the Obligations;

                 (b) Indebtedness with respect to Contingent Obligations permitted by Section 7.12;

                 (c) current liabilities in respect of taxes, assessments and governmental charges or levies incurred, or liabilities for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, or amounts properly payable to Mannesmann under the Mannesmann Agreement, in the ordinary course of business consistent with industry practice in respect of arm's length transactions and the past practice of the Borrower or such Restricted Subsidiary, as the case may be;

                 (d) Indebtedness of the Borrower outstanding on the Closing Date and reflected on Schedule 4.21;

                 (e) Indebtedness arising under any surety, payment or performance bond reimbursement obligation or similar obligations relating to the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, entered into in the ordinary course of the Borrower's or any of its Restricted Subsidiaries' business and consistent with their respective past practices;

                 (f) Indebtedness of the type and in the amount contemplated by Section 7.1(b)(i), whether secured by Liens described therein or not;

                 (g) Indebtedness of the Borrower or any of its Restricted Subsidiaries under Capitalized Lease Obligations and Other Leases; provided, however, that the aggregate amount of Capitalized Lease Obligations and Other Leases incurred under this clause (g) by the Borrower and its Restricted Subsidiaries and the aggregate


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amount of Indebtedness incurred pursuant to clause (f) above by the Borrower and its Restricted Subsidiaries shall not exceed $30,000,000 at any one time outstanding;

                 (h)  Obligations pursuant to (i) Interest Rate Contracts, and
(ii) Commodity Contracts permitted under Section 7.18, to the extent such obligations constitute Indebtedness;

                 (i) Indebtedness in an aggregate outstanding principal amount of (i) $135,000,000 incurred under the 1993 Senior Notes Indenture and (ii) $190,000,000 incurred under the 1994 Senior Notes Indenture;

                 (j) Indebtedness constituting a renewal, extension, refinancing or refunding of Indebtedness described in Section 7.2(d), (f), (g),
(i) (l), (m) and (p), (i) in a principal amount which does not exceed the then outstanding principal amount, together with all prepayment fees, penalties and expenses in respect of the Indebtedness being renewed, extended, refinanced or refunded, and (ii) on terms and conditions as in each instance are as or more favorable to the Borrower and no less favorable to the Lenders as the Indebtedness being renewed, extended, refinanced or refunded;

                 (k) Indebtedness of Unrestricted Subsidiaries of the Borrower in an aggregate principal amount outstanding at any time not in excess of $30,000,000;

                 (l)  Indebtedness consisting of the Preferred Stock;

                 (m) Indebtedness of the Borrower evidenced by the Exchange Debentures in an aggregate outstanding principal amount equal to the liquidation value of the Preferred Stock at the time of the exchange of Exchange Debentures for Preferred Stock, provided that no Default or Event of Default (i) arising from the breach by the Borrower of any of the covenants set forth in Article V or (ii) of the type described in Section 8.1(a) is continuing or would result from the incurrence of such Indebtedness;

                 (n) Indebtedness of Funding or the Borrower, or both, if any, incurred in connection with the Receivables Securitization pursuant to the Securitization Documents;

                 (o) Indebtedness constituting trade payables arising in the ordinary course of business;

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
                 (p) Indebtedness in an aggregate principal amount at any time outstanding not in excess of an amount which, after giving pro forma effect to the incurrence thereof and the application of the proceeds thereof as of the last day of the immediately preceding month, in the case of clause (A), and as of the last day of the immediately preceding Fiscal Quarter, in the case of clause (B), would not cause (A) the ratio of Total Liabilities to Tangible Net Worth for such month to exceed 3.0 to 1.0, or (B) the ratio of EBITDA to Cash Interest Expense for such Fiscal Quarter to exceed 3.5 to 1.0.; provided, however, that the documentation pursuant to which any such Indebtedness is incurred shall not contain any financial maintenance tests (or related representations, warranties, covenants or defaults) of any type, other than an Indebtedness incurrence test;

                 (q) Additional Indebtedness in an aggregate principal amount at any time outstanding which, when added to Indebtedness outstanding pursuant to Section 7.2(r), does not exceed $10,000,000 in the aggregate; provided, however, that the documentation pursuant to which any such Indebtedness is incurred shall not contain any financial maintenance tests (or related representations, warranties, covenants or defaults) of any type, other than an Indebtedness incurrence test; and

                 (r) Additional Indebtedness in an aggregate principal amount at any time outstanding not in excess of $3,000,000.

         7.3. Lease Obligations. (a) Except for existing leases listed on Schedules 4.20(b) and 7.3, the Borrower shall not, and shall not permit its Restricted Subsidiaries to, create or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under other leases or agreements to lease (other than Capitalized Leases and Other Leases) having an original term of one year or more which would cause the aggregate direct or contingent liabilities of the Borrower and its Restricted Subsidiaries in respect of all such obligations to exceed $5,000,000 payable in any period of 12 consecutive months.

                 (b) Except as permitted by Sections 7.3(a) and 7.2(g), neither the Borrower nor any of its Restricted Subsidiaries shall become or remain liable as lessee or guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property material to the operations of their respective businesses (whether real or personal or mixed), whether now owned or hereafter acquired, which (i) the Borrower or such Restricted Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (ii) the Borrower or such Restricted Subsidiary intends to use for substantially the same purposes as any other


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property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease.

        7.4. Restricted Payments. The Borrower shall not, and shall not permit its Restricted Subsidiaries to, (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of any of its Stock or Stock Equivalents except (so long as a Default or an Event of Default under any other provision hereof shall not be continuing or result therefrom) (i) dividends paid to the Borrower or any wholly-owned Restricted Subsidiary of the Borrower by any direct or indirect wholly-owned Subsidiary of the Borrower, and (ii) dividends paid by the Borrower (A) solely in Stock or Stock Equivalents of the Borrower,
(B) in cash in an aggregate amount not in excess of $2,000,000 in respect of common stock of the Borrower, and (C) from and after March 16, 1995, in cash in respect of the Preferred Stock in an aggregate amount in any Fiscal Year of 14% of the liquidation preference of the then outstanding shares of Preferred Stock, or (b) purchase, redeem, prepay, defease or otherwise acquire for value or make any payment (other than required payments) on account or in respect of any principal amount of Indebtedness for borrowed money, now or hereafter outstanding, except (i) the Loans, (ii) required scheduled payments on permitted Indebtedness, (iii) Indebtedness pursuant to Sections 7.2(j), 7.2(m) and 7.2(n), (iv) repayment of Indebtedness referred to in clause (a) of Section 4.17, and (v) redemptions of the Exchange Debentures in accordance with the terms thereof; provided, however, that commencing in the Borrower's 1996 fiscal year, in addition to the foregoing, the Borrower may (A) pay cash dividends in respect of its Stock, and (B) purchase, redeem, prepay, defease or otherwise acquire for value or make payments on account of or in respect of such Indebtedness, in an aggregate amount not in excess of the lesser of (1) the difference between (x) the Additional Discretionary Amount (to the extent not previously utilized pursuant to Section 5.3), and (y) the sum of (i) all cash Investments in Subsidiaries made by the Borrower from September 30, 1994 to the date of such determination (other than Investments made in Funding pursuant to the Securitization Documents and permitted under Section 7.6), plus (ii) all cash dividends paid and Indebtedness purchased, redeemed, prepaid, defeased or otherwise acquired for value or paid by the Borrower from September 30, 1994 to the date of such determination (other than purchases, redemptions, prepayments, defeasances, acquisitions for value or payments that are required payments or are specifically permitted by Sections 7.4(b)(i) through (v)), and (2) an amount which, when added to all cash dividends paid and Indebtedness purchased, redeemed, prepaid, defeased or otherwise acquired for value or paid by the Borrower since September 30, 1994 (other than purchases, redemptions, prepayments, defeasances, acquisitions for value or payments that are required payments or are


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specifically permitted by Sections 7.4(b)(i) through (v)), does not exceed
15.0% of the Borrower's cumulative Net Income, calculated as of the end of the immediately preceding Fiscal Year.

        7.5. Mergers, Stock Issuances, Sale of Assets, Etc. (a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, (i) merge or consolidate with any Person, (ii) acquire all or substantially all of the Stock or Stock Equivalents of any Person except as permitted under Sections
7.6 or 7.16, or (iii) except for Capital Expenditures permitted hereunder, acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person; provided, however, that so long as no Event of Default shall be continuing under any other provision hereof or result therefrom, any Restricted Subsidiary may merge or consolidate with or into any other Person (including the Borrower) so long as in any merger or consolidation involving a Restricted Subsidiary and the Borrower, the Borrower shall be the surviving corporation; and provided further, that the Borrower or a Restricted Subsidiary may so acquire such Stock, Stock Equivalents and assets if (A) both before and after such acquisition, no Event of Default shall be continuing under any other provision hereof, and (B) in respect of acquisitions not constituting Capital Expenditures, the aggregate purchase price paid by the Borrower and/or its Restricted Subsidiaries for all acquisitions contemplated in clauses (ii) and (iii) does not exceed $8,000,000 in cash or property other than common stock.

              (b) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of its assets (including, without limitation, the Stock of a Subsidiary) or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of the assets of the Borrower or such Restricted Subsidiary, except (i) the sale or disposition of inventory in the ordinary course of business or assets which have become obsolete or are replaced in the ordinary course of business, (ii) the lease or sublease of property, to the extent not otherwise prohibited by this Agreement, (iii) as long as no Default or Event of Default shall have occurred and be continuing or result therefrom, any such sale of any assets (other than assets constituting Collateral) for the Fair Market Value thereof; provided, however, that with respect to any such sale pursuant to this clause (iii), the aggregate Fair Market Value of all assets sold pursuant to this clause (iii) during any Fiscal Year (other than in respect of the sale of the Borrower's "cut up line") shall not exceed $10,000,000, (iv) Permitted Liens, or (v) as permitted in clause (c) below.


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                 (c)  The Borrower shall not, and shall not permit any of its
Restricted Subsidiaries to, sell or otherwise dispose of, or factor at maturity or collection, any Accounts (it being understood and agreed that performance by the Borrower under the Mannesmann Agreement shall not constitute such a sale, disposition or factor arrangement); provided, however, that the Borrower and Funding may sell or dispose of Accounts of the Borrower and accounts receivable of Funding in connection with the Receivables Securitization pursuant to the Securitization Documents.

         7.6. Investments in Other Persons. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make or maintain any loan or advance to any Person or own, purchase or otherwise acquire any Stock, Stock Equivalents, other equity interest, obligations or other securities of, or otherwise invest in, any Person (any such transaction being an "Investment"), except:

                 (a) Investments in accounts, contract rights and chattel paper (each as defined in the Uniform Commercial Code), notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Restricted Subsidiaries and the proceeds thereof;

                 (b) loans or advances to employees of the Borrower, which loans and advances shall not in the aggregate exceed $5,000,000 outstanding at any time;

                 (c) Investments in (i) treasury stock of the Borrower owned by the Borrower on the date hereof and (ii) Cash Equivalents;

                 (d) additional Investments by the Borrower and its Restricted Subsidiaries (including the capitalization of Subsidiaries and Investments in joint ventures (other than, in the case of the Borrower, Investments constituting general partnership interests)) which Investments are complementary to the Borrower's business and consistent with the provisions of
Section 7.8; provided, however, that the aggregate amount of such Investments made after September 30, 1994, together with all Contingent Obligations of the Borrower and its Restricted Subsidiaries with respect to the Indebtedness of such Subsidiaries and joint ventures incurred after September 30, 1994 shall not exceed the difference between (i) the Additional Discretionary Amount (to the extent not previously utilized pursuant to Section 5.3), and (ii) the sum of (A) all cash Investments in Subsidiaries made by the Borrower from September 30, 1994 to the date of such determination (other than Investments made in Funding pursuant to the Securitization Documents and permitted under the following proviso), plus (B) all cash dividends paid and Indebtedness purchased, redeemed, prepaid, defeased or otherwise acquired for value or paid by the Borrower


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from September 30, 1994 to the date of such determination (other than purchases, redemptions, prepayments, defeasances, acquisitions for value or payments that are required payments or are specifically permitted by Sections 7.4(b)(i) through (v)); and provided, further, that after giving effect to any such Investment, no Default or Event of Default under any other provision hereof has occurred and is continuing or would result therefrom;

                 (e) Investments consisting of the ownership by the Borrower of shares of the capital stock of The West Union Canal Company; provided, however, that the purchase price for all such stock purchased after the date hereof shall not exceed $500,000;

                 (f) Investments in and by the Borrower and Funding in an amount not in excess of the amount necessary to consummate the transactions contemplated by the Securitization Documents;

                 (g) Investments by the Borrower in a Subsidiary in an aggregate amount not in excess of $2,000,000 in respect of the Borrower's Corex(TM) project; provided, however, that (i) all such Investments made during the one-year period following the Closing Date shall be deemed Capital Expenditures for purposes of the table set forth above the proviso in Section 5.3, and (ii) all such Investments made during the one-year period following the Closing Date shall reduce the Additional Discretionary Amount on a dollar-for-dollar basis; and

                 (h) purchases, acquisitions and exchanges of shares of the Borrower's outstanding Preferred Stock solely in exchange for the Exchange Debentures (to the extent permitted by Section 7.23 hereof) or other shares of Preferred Stock.

         7.7. Maintenance of Ownership of Subsidiaries. The Borrower shall not permit any Subsidiary to issue, sell or otherwise dispose of any shares of its Stock or any Stock Equivalent or the Stock or any Stock Equivalent of any other Subsidiary, except to the Borrower or a Subsidiary of the Borrower.

         7.8. Change in Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, change the nature or conduct of its business from the manufacturing and sale of steel and businesses or activities related or incident thereto (including the Receivables Securitization).

         7.9. Plans. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries or ERISA Affiliates to, (a) adopt or become obligated to contribute to


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any Title IV Plan or any Multiemployer Plan or any other Plan subject to
Section 412 of the Code (except for any such Plan listed on Schedule 4.9 on the Closing Date), (b) establish or become obligated with respect to any new Welfare Benefit Plan, or modify any existing Welfare Benefit Plan, which would result in an increase of the present value of future liabilities for post-retirement life insurance and medical benefits under all such plans to increase by more than $1,000,000, or (c) establish or become obligated to contribute to any new unfunded Pension Plan, or modify any existing unfunded Pension Plan, which would result in an increase in the present value of future liabilities under all such plans of more than $1,000,000.

        7.10. Modification of Material Agreements. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, alter, amend, modify, rescind, terminate or waive any of its material rights under, or fail to comply in all material respects with all of its material Contractual Obligations as in effect on the date hereof; provided, however, that, with respect to any Contractual Obligations other than the Loan Documents, the 1993 Senior Notes Indenture, the Senior Notes, the Exchange Debentures Indenture, the Exchange Debentures, the 1994 Senior Notes Indenture, and the 1994 Senior Notes, the Borrower or its Restricted Subsidiaries may do so if the consequences thereof would have no Material Adverse Effect; and provided, further, that in the event of any breach or event of default thereof by a Person other than the Borrower or any of its Restricted Subsidiaries, as the case may be, the Borrower shall promptly notify the Agent of any such breach or event of default and take all such action as may be reasonably necessary in order to cause (or cause such Restricted Subsidiary to cause) such breach or event of default to be cured, unless such breach or event of default would have no Material Adverse Effect.

        7.11. Accounting and Tax Reporting Changes. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any change in accounting treatment and reporting practices or tax reporting treatment, except
(i) as required by GAAP or law and (ii) tax reporting treatment permitted by law, and disclosed to the Lenders and the Agent.

        7.12. Contingent Obligations. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur, assume, endorse, be or become liable for, or guarantee, directly or indirectly, or permit or suffer to exist, any Contingent Obligation of the Borrower or such Restricted Subsidiary, except for:

               (a)  Contingent Obligations evidenced by a Loan Document;



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                 (b)  Contingent Obligations with respect to Indebtedness, if any, or obligations of the Borrower or Funding under the Securitization Documents; and

                 (c) Contingent Obligations in addition to those permitted in subsection (a) and (b) with respect to any Indebtedness, including, without limitation, Indebtedness of a Subsidiary of the Borrower; provided, however, that the aggregate liability of the Borrower and all Restricted Subsidiaries pursuant to this subsection (c) shall not exceed (i) $5,000,000 at any time outstanding with respect to Indebtedness of an Affiliate of the Borrower and
(ii) $5,000,000 at any time outstanding with respect to Indebtedness of any other Person, it being understood and agreed that all Contingent Obligations contemplated in clause (i) above shall constitute a part of and not be in addition to the amount permitted under Section 7.6(d), and all Contingent Obligations contemplated in clause (ii) above shall constitute a part of and not in addition to the amount permitted under Section 7.2(b).

         7.13. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower except as permitted in Section 7.6(b), (c),
(d), (e) and (f) and Section 7.12, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower or any Subsidiary of the Borrower, (c) purchase or acquire assets from any Affiliate of the Borrower or any Subsidiary of the Borrower, (d) prepay any Indebtedness to any Affiliate of the Borrower or any Subsidiary of the Borrower, or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower or any of its Subsidiaries (including, without limitation, guaranties and assumptions of obligations of any such Affiliate) except for (i) in the case of clauses (b), (c) or (e), transfers, sales, leases, assignments, dispositions, purchases or acquisitions of assets and transactions in the ordinary course of business on a basis no less favorable to the Borrower or any Restricted Subsidiary as would be obtained in a comparable arm's length transaction with a Person not an Affiliate involving assets that are not material to the business and operations of the Borrower or any Restricted Subsidiary, it being understood and agreed that any transfer or assignment of any such asset to an Unrestricted Subsidiary by the Borrower or any Restricted Subsidiary shall constitute an Investment pursuant to Section 7.6(d), (ii) salaries, fees and other compensation to officers or directors of the Borrower or any Restricted Subsidiary of the Borrower and (iii) transactions contemplated under the Securitization Documents.

         7.14. Adverse Transactions. The borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to any transaction the performance of which in the future would be inconsistent in any material respect with or reason-ably likely to result in a breach of any covenant contained herein or give rise to a Default or Event of Default.

         7.15. Cancellation of Indebtedness Owed to It. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cancel any claim or Indebtedness owed to it except for legitimate business purposes in the reasonable judgment of the Borrower or such Restricted Subsidiary and in the ordinary course of business.

         7.16. Subsidiaries. (a) Upon the incorporation or other organization of any Subsidiary, the Borrower shall, and shall cause each of its Subsidiaries to notify the Agent promptly after such Person becomes a Subsidiary of the Borrower or such Subsidiary and whether such Subsidiary is to be designated a Restricted Subsidiary.

                 (b) Prior to the Borrower or any of its Restricted Subsidiaries making any Investment in a Subsidiary (other than (i) in respect of Funding or in respect of the Investments described in Section 7.6(g), or
(ii) with the prior written consent of the Agent), which together with all other Investments of the Borrower and its Restricted Subsidiaries in Subsidiaries, would equal or exceed $1,000,000 in the aggregate, the Borrower shall either (i) pledge all of the Stock of such Subsidiary, then or thereafter issued, to the Agent for the benefit of the Lenders pursuant to such pledge agreement or other arrangement as shall be reasonably satisfactory to the Agent and which results in the creation and perfection of a first priority security interest in such Stock in favor of the Agent for the benefit of the Lenders, or
(ii) cause each such Subsidiary, and any Subsidiary formed or acquired by such Subsidiary to execute and deliver a guaranty agreement, substantially in the form of Exhibit N, and, in either case, to deliver proof of corporate action, incumbency of officers, opinions of counsel and other documents as the Agent may reasonably request. The obligations of any Subsidiary under any such guaranty agreement shall terminate on and as of the date all of the issued and outstanding stock of such Subsidiary is pledged to the Agent for the benefit of the Lenders pursuant to such pledge agreement or other arrangement, which is mutually satisfactory to the Agent and the pledgor of such Stock and which results in the creation and perfection of a first priority security interest in such Stock in favor of the Agent for the benefit of the Lenders. Upon receipt of a first priority security interest in the Stock of any such Subsidiary, the Agent shall take such action as may be required to terminate the outstanding guaranty of the Obligations by such Subsidiary. The agreement contained in the immediately preceding sentence shall be for the benefit of any Subsidiary the Stock of which is pledged pursuant hereto and such Subsidiary shall be entitled to rely on such agreement and to enforce such agreement.


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         7.17.   Capital Structure.  The Borrower shall not, and shall not
permit any of its Restricted Subsidiaries to, make any change in its capital structure (including, without limitation, in the terms of its outstanding Stock), amend its articles of incorporation or by-laws or make any change in any of its business objectives, purposes or operations other than changes or amendments which in the aggregate would have no Material Adverse Effect (it being understood and agreed that any amendment of the articles of incorporation of the Borrower to change the voting terms or the dividend or liquidation rights of the Borrower's Stock (provided no term requiring mandatory distributions is included) or any change in the status of ownership of the Borrower's Class B Common Stock (provided such change does not constitute a Change in Control) shall not constitute such a change or amendment).

         7.18. No Speculative Transactions. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any speculative transaction or in any transaction involving commodity options or swaps or futures contracts except in either case for the sole purpose of hedging in the normal course of business and consistent with industry practices.

         7.19. Margin Regulations. The Borrower shall not use the proceeds of any Revolving Credit Loans to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

         7.20. Environmental. The Borrower shall not, shall not permit any Subsidiary to, and shall not knowingly permit any lessee or any other Person to, dispose of any Contaminant by placing it in or on the ground or waters of any property owned or leased by the Borrower or any of its Subsidiaries, except for such dispositions the consequences of which in the aggregate are not reasonably likely to have a Material Adverse Effect.

         7.21. Management and Consulting Fees. From and after the date hereof, the Borrower shall not, directly or indirectly, enter into any agreement to pay any management, consulting or similar fee to, (a) any Affiliate of the Borrower (other than directors' fees and employment compensation in the ordinary course of business consistent with past practice) except for renewals and extensions of existing agreements, or (b) any other Person except as, in good faith, the Borrower deems necessary for legitimate business purposes.

         7.22. Bank Accounts. The Borrower shall maintain no bank account other than those provided for in Section 6.18, the Cash Collateral Account and those listed on Schedule 4.24 for the purposes listed thereon; provided, however, that no such


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bank account listed on Schedule 4.24 shall contain funds more than necessary for such stated purposes; and provided, further, that the Borrower may open one or more bank accounts to facilitate the performance of its servicing obligations in connection with the Receivables Securitization. Notwithstanding the foregoing, provided the Agent receives prior written notification thereof, the Borrower shall be entitled to open new accounts (a) in replacement of those identified in Schedule 4.24 having the same purposes, and (b) for specified purposes including employee payroll, trustee and escrow accounts.


                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         8.1. Events of Default. Each of the following events shall be an Event of Default:

                 (a) The Borrower shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of, or interest on, any Loan when the same becomes due and payable; or

                 (b) (i) Any representation or warranty made or deemed made by any Restricted Party in any Loan Document or by any Restricted Party (or any of its officers) pursuant to any Loan Document shall prove to have been incorrect in any material respect when made or deemed made, or (ii) any representation or warranty made or deemed made by any Unrestricted Subsidiary in any Loan Document or by any Unrestricted Subsidiary (or any of its officers) pursuant to any Loan Document shall prove to have been incorrect in any material respect when made or deemed made and the circumstances of which would have a Material Adverse Effect; or

                 (c) Any Loan Party shall (i) fail to perform or observe any term, covenant or agreement contained in Articles V, VI or VII hereof or in any Collateral Document, or (ii) fail to (A) pay any fee, any other amount due hereunder or under the other Loan Documents or other of the Obligations when the same becomes due and payable or (B) comply with any other term, covenant or agreement contained in this Agreement or in any other Loan Document, if (1) any such failure under this clause (ii) shall remain unremedied for five Business Days after the earlier of the date on which (x) an officer of the Borrower becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower by the Agent or any Lender, and


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

(2) in the case of any failure by an Unrestricted Subsidiary pursuant to clause
(ii)(B), such failure would have a Material Adverse Effect; or

                 (d) Any Restricted Party shall fail to pay any principal of or premium or interest on any Indebtedness of such Restricted Party (excluding Indebtedness evidenced by the Amended and Restated Revolving Credit Notes) having an aggregate outstanding principal amount of $3,000,000 or more, when the same becomes due and payable after giving effect to any applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or any other event shall occur or condition shall exist under any agreement or instrument relating to any Indebtedness of any Restricted Party having an aggregate outstanding principal amount of $3,000,000 or more, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or in connection with a refinancing or refunding permitted under Section 7.2(j)), prior to the stated maturity thereof; or

                 (e) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against any Loan Party (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the foregoing actions sought in such proceedings shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); provided, however, that none of the foregoing events listed in this subsection (e) if in respect of an Unrestricted Subsidiary, shall constitute an Event of Default in and of itself unless the same has a Material Adverse Effect; or

                 (f) One or more judgments or orders for the payment of money exceeding in the aggregate $1,000,000 shall be rendered against any Restricted Party and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 30 consecutive

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days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                 (g) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA occurs which, in the reasonable determination of the Majority Lenders, has a substantial probability of resulting in direct or indirect liability to any Loan Party, (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan any Loan Party or any ERISA Affiliate shall incur withdrawal liability, (iv) with respect to any Qualified Plan, any Loan Party or any ERISA Affiliate shall incur an accumulated funding deficiency or request a funding waiver from the IRS, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event which is not described in clauses (ii) - (iv) hereof, in the reasonable determination of the Majority Lenders there is a substantial probability of the termination of any such plan by the PBGC under Section 4042 of ERISA; provided, however, that the events listed in clauses (i) - (v) hereof shall constitute Events of Default only if the amount of the liability, deficiency or waiver request of the Loan Party or ERISA Affiliate, assessed or reasonably expected to be assessed, exceeds $100,000 in any case set forth in (i) through (v) above, or exceeds $500,000 in the aggregate for all such cases; or

                 (h) Any provision of any Collateral Document shall for any reason cease to be valid and binding on the Loan Party party thereto other than by reason of the application of applicable bankruptcy, insolvency, reorganization or other similar laws or the application of equitable principles relating to or limiting creditors' rights generally, or such Loan Party shall so state in writing; or

                 (i) Any Collateral Document shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby, or such Lien shall cease to be a perfected and first priority Lien on the Collateral (other than (i) unidentifiable cash proceeds, and (ii) Inventory sold or disposed of, and Proceeds applied, as permitted hereunder and under the Amended and Restated Security Agreement and the Amended and Restated Cash Collateral Agreement), subject only to Permitted Liens; or

                 (j)  There shall occur any Change of Control; or

                 (k) There shall occur a Material Adverse Change or an event which would have a Material Adverse Effect; or


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

                 (l) Any Loan Party shall have entered into any consent or settlement decree or agreement or similar arrangement with any Governmental Authority or any judgment, order, decree or similar action shall have been entered against any Loan Party, in either case based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, such Loan Party is likely to incur Environmental Liabilities and Costs, other than those contemplated by the Projections, in any 12 month period, in excess of $1,000,000; or

                 (m) An early amortization event under any of the Securitization Documents shall occur and be continuing and shall not have been rescinded in accordance with the terms of such Securitization Documents.

          8.2. Remedies. If there shall occur and be continuing any Event of Default, the Agent (a) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrower, declare the obligation of each Lender to make Loans and of the Issuer to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (b) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Amended and Restated Revolving Credit Notes, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Event of Default specified in Section 8.1(e),
(A) the obligation of each Lender to make Loans and of the Issuer to issue Letters of Credit shall automatically be terminated and (B) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.


          8.3. Actions in Respect of Letters of Credit. (a) Upon the giving of notice to the Borrower pursuant to clause (a) or (b) of the first sentence of Section 8.2 and automatically upon the occurrence of an Event of Default specified in Section 8.1(e), the Borrower shall pay to the Agent in same day funds at the Agent's office specified in the Amended and Restated Revolving Credit Notes, for deposit in a special non-interest-bearing cash collateral account (the "L/C Cash Collateral Account") to be maintained in the name of the Agent on behalf of the Secured Parties at such place as


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
shall be designated by the Agent, an amount equal to all outstanding Letter of Credit Obligations.

                 (b) The Agent shall, from time to time after funds are deposited in the L/C Cash Collateral Account, apply funds then held in the L/C Cash Collateral Account to the payment of any amounts, in such order as the Agent may elect, as shall have become or shall become due and payable by the Borrower to the Issuer or Lenders in respect of the Obligations.

                 (c) Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the L/C Cash Collateral Account until all of the Obligations have been paid or satisfied in full.

                 (d) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the L/C Cash Collateral Account or any funds held therein or (ii) create or permit to exist any Lien upon or with respect to the L/C Cash Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement.

                 (e) Upon the occurrence and during the continuation of an Event of Default, the Agent may also exercise, in its sole discretion, in respect of the L/C Cash Collateral Account, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time, and the Agent may, without notice except as specified below, sell the L/C Cash Collateral Account or any part thereof in one or more parcels at public or private sale, at any of the Agent's offices or elsewhere, for cash, or credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of the L/C Cash Collateral Account, regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

                 (f) Any cash held in the L/C Cash Collateral Account, and all cash proceeds received by the Agent in respect of any sale of, collection from or other
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realization upon all or any part of the L/C Cash Collateral Account, shall be applied (after the expiration of all outstanding Letters of Credit and the payment of any amounts payable pursuant to Section 10.4) in whole or in part by the Agent against all or any part of the other Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after the indefeasible cash payment in full of all of the Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.


                                   ARTICLE IX

                                   THE AGENT

        9.1. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Amended and Restated Revolving Credit Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Amended and Restated Revolving Credit Notes; provided, however, that the Agent shall not be required to take any action which the Agent in good faith believes exposes it to personal liability or is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.

        9.2. Agent's Reliance, Etc. None of the Agent or any of its Affiliates or any of the respective directors, officers, agents or employees of the Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other
Loan Documents, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Agent
(a) may treat the payee of any Amended and Restated Revolving Credit Note as the holder thereof until such note has been assigned in accordance with Section 10.7, (b) may consult with legal counsel (including, without limitation, counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents, (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of any Loan Party or to inspect the property (including, without limitation, the books and records) of any Loan Party, (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, and (f) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

        9.3. CUSA and Affiliates. With respect to its Revolving Credit Commitment, the Loans made by it and the Amended and Restated Revolving Credit
Note issued to it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, its Subsidiaries and any Person who may do business with or own securities of the Borrower or its Subsidiaries, all as if CUSA were not the Agent and without any duty to account therefor to the Lenders.

        9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Article IV and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.


        9.5. Indemnification. The Lenders agree to indemnify the Agent and its Affiliates, and their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), ratably according to the respective princi-


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
pal amounts of the Amended and Restated Revolving Credit Notes then held by each of them and the Letter of Credit Obligations (including, without limitation, participations therein) owing to them (or if no Amended and Restated Revolving Credit Notes or Letter of Credit Obligations are at the time outstanding, ratably according to the respective amounts of the aggregate of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and disbursements of legal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.


        9.6. Successor Agent. The Agent may resign at any time by giving advance written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Lenders upon advance written notice from the Lenders. Upon any such resignation or removal, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Lenders' removal of the retiring Agent, then the retiring Agent, on behalf of the Lenders, or the Lenders shall appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from any further duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article IX shall


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
inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                                   ARTICLE X

                                 MISCELLANEOUS

         10.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders do any of the following:

                 (a) waive any of the conditions specified in Article III except as otherwise provided therein;

                 (b) increase the Revolving Credit Commitments of the Lenders or subject the Lenders to any additional obligations;

                 (c) except as otherwise provided herein, reduce the principal of, or interest on, the Revolving Credit Loans or any fees or other amounts payable hereunder;

                 (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Loans or any fees or other amounts payable hereunder;

                 (e) change the percentage of the Revolving Credit Commitments, the aggregate unpaid principal amount of the Amended and Restated Revolving Credit Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder;

                 (f) release a material portion of the Collateral (as determined by the Agent but in any event not more than $1,000,000 in any one instance) except as shall otherwise be provided in the Collateral Documents;

                 (g)  amend this Section 10.1; or





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


                 (h)  amend the definition of Majority Lenders,

and provided, further, that no amendment, waiver or consent shall affect the rights or duties of the Agent or the Issuer under this Agreement or the other Loan Documents, unless such amendment, waiver or consent shall be in writing and signed by the Agent or the Issuer, as the case may be, in addition to the Lenders required above to take such action,.

         10.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand, if to the Borrower, at its address at 10 South Geneva Road, Vineyard, Utah 84058 (telecopy number: (801) 227-9090) (telephone number: (801) 227-9000), Attention: Chief Financial Officer; if to any Lender, at its Domestic Lending Office specified opposite its name on
Schedule IV; if to the Issuer, at its address specified opposite its name on
Schedule IV; and if to the Agent, at its address at 399 Park Avenue, Sixth Floor, New York, New York 10043 (telecopy number: (212) 793-1290) (telephone number: (212) 559-3149), Attention: Keith Karako, with a copy to Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153, Attention: Marsha E. Simms, Esq.; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company or delivered by hand to the addressee or its agent, respectively, except that notices and communications to the Agent pursuant to Article II or IX shall not be effective until received by the Agent.

         10.3. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Amended and Restated Revolving Credit Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         10.4. Costs; Expenses; Indemnities. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement,


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each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, the fees and out-of-pocket expenses of counsel, accountants, consultants or industry experts retained by the Agent with respect thereto and of counsel to the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement and the other Loan Documents, (ii) all costs and expenses of the Agent in connection with the Agent's quarterly Borrowing Base audit, (iii) wire transfer, duplicating and photocopying, telephone, travel and other administrative costs and expenses, and (iv) all costs and expenses of the Agent, each Lender and the Issuer (including, without limitation, counsel fees and expenses) in connection with the restructuring or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder.

                 (b) The Borrower agrees to defend, indemnify and hold harmless the Agent, each Lender and the Issuer and their respective Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower and its Subsidiaries involving any property subject to the Amended and Restated Security Agreement, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate,
(ii) any costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Contaminant present or arising out of the operations of any facility of the Borrower or its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien,
(iv) any costs or liabilities incurred in


                                      112
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connection with any other matter affecting any facility pursuant to
Environmental Laws, including, without limitation, CERCLA and applicable state property transfer laws, whether, with respect to any of the foregoing, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any facility of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to any of the foregoing referred to in clauses (i), (ii), (iii) and (iv), to the extent incurred following (x) foreclosure by the Agent, any Lender or the Issuer, or (y) the Agent, any Lender or the Issuer having become the successor in interest to the Borrower or any of its Subsidiaries, attributable solely to acts of the Agent, such Lender or the Issuer or any agent on behalf of the Agent, such Lender or the Issuer, (v) the making of any assignments of or participations in the Revolving Credit Loans or Letters of Credit and the management of such Revolving Credit Loans and Letters of Credit, or (vi) the use or intended use of the proceeds of the Revolving Credit Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, that the Borrower shall not have any obligation under this Section 10.4(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

                 (c) If any Lender receives any payment of principal of, or is subject to a conversion of, any Eurodollar Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Amended and Restated Revolving Credit Notes pursuant to Section 8.2 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Rate Loan.

                 (d) The Agent, each Lender and the Issuer agree that in the event that any such investigation, litigation or proceeding set forth in subparagraph (b) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall promptly notify the Borrower in writing.


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

                 (e) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower's choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

                 (f) The Agent shall give the Borrower reasonable prior notice of any settlement, compromise or similar disposition by the Agent, any Lender or the Issuer of any investigation, litigation or proceeding pursuant to which the Borrower has an obligation to defend.

                 (g) The obligations of the Borrower under this Section 10.4 shall survive the repayment of the Revolving Credit Loans and the termination of the Revolving Credit Commitments.

         10.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits, whether general or special, time or demand, provisional or final, at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not such Lender shall have made any demand under this Agreement or any Amended and Restated Revolving Credit Note, any Reimbursement Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.5 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

         10.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have


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been notified by each Lender and the Issuer that such Lender and the Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent, each Lender and the Issuer and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders and the Issuer.

         10.7. Assignments and Participations. (a) Each Lender and the Issuer may sell, transfer, negotiate or assign to one or more other Lenders or Eligible Assignees all or a portion of its Revolving Credit Commitments, commitment to issue Letters of Credit, Loans, the Letter of Credit Obligations owing to it and the Amended and Restated Revolving Credit Notes held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's or Issuer's rights and obligations under this Agreement, (ii) the aggregate amount of the Revolving Credit Commitments, Letters of Credit, Letter of Credit Obligations and Loans being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) the assigning Lender's Revolving Credit Commitment on the date hereof and (B) $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or, in the case of the Issuer, all of its rights hereunder, and (iii) each assignee hereunder shall also be an Eligible Assignee. The parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together, in the case of the Lenders, with the Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, or the Issuer, as the case may be, hereunder and thereunder, and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto and shall be released from any further obligations hereunder).

                 (b) By executing and delivering an Assignment and Acceptance, the Lender or an Issuer assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as pro-


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

vided in such Assignment and Acceptance, such assigning Lender or Issuer makes no representation or warranty and assumes no responsibility with respect to any of the statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, (ii) such assigning Lender or Issuer makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document or of any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Agreement and each of the Loan Documents together with a copy of each of the financial statements referred to in Section 4.5 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender, any other Lender or the Issuer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee confirms that it is an Eligible Assignee,
(vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or an Issuer, as the case may be.

                 (c)  The Agent shall maintain at its address referred to in
Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Issuer and the Revolving Credit Commitments of, Letter of Credit Obligations owing to, and principal amount of the Revolving Credit Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender or Issuer, as the case may be, for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent, any Lender and the Issuer at any reasonable time and from time to time upon reasonable prior notice.



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

                 (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender or Issuer and an assignee representing that it is an Eligible Assignee, together with the Amended and Restated Revolving Credit Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for such surrendered Amended and Restated Revolving Credit Notes, new Amended and Restated Revolving Credit Notes to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, new Amended and Restated Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Amended and Restated Revolving Credit Notes shall be dated the same date as the surrendered Amended and Restated Revolving Credit Note and be in substantially the form of Exhibit E.

                 (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Loans owing to it and the Amended and Restated Revolving Credit Note(s) held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

                 (f) Each Lender may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitment, its commitment to issue Letters of Credit, the Letter of Credit Obligations owing to it, the Loans owing to it and the Amended and Restated Revolving Credit Notes held by it) and such Lender shall notify the Agent (who, in turn, will notify the Borrower) of any such participations sold, identifying the purchaser and amount thereof. The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Borrower), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or

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fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with the Amended and Restated Security Agreement. In the event of the sale of any participation by any Lender, (A) such Lender's obligations under the Loan Documents (including, without limitation, its Revolving Credit Commitment and commitment to issue Letters of Credit) shall remain unchanged,
(B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of such Amended and Restated Revolving Credit Notes and Obligations for all purposes of this Agreement, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

                 (g) In the event that CUSA is removed as the Agent for any reason (other than by reason of the Agent's gross negligence or wilful misconduct), the Lenders who have voted to remove the Agent shall, or shall cause an Eligible Assignee to, purchase from CUSA all Revolving Credit Loans, Letter of Credit Obligations and Revolving Credit Commitments held by CUSA.

                 (h) In the event any Lender shall not agree to any amendment, waiver or consent requiring the unanimous approval of the Lenders pursuant to
Section 10.1, at the joint request of the Borrower and the Agent, the Lenders who have so agreed shall have the right (but not the obligation) to, or to cause an Eligible Assignee(s) to, purchase from such Lender (at the face amount thereof) all Revolving Credit Loans, Letter of Credit Obligations and Revolving Credit Commitments held by such Lender.

                 (i) If, on two or more occasions within any 12-month period, a notice or demand has been given by any Lender pursuant to Sections 2.9(c), 2.10, 2.11 or 2.12 requiring or permitting Eurodollar Rate Loans of such Lender to be repaid, or amounts to be paid or reimbursed, and such Lender shall not have convinced the Agent and the Borrower that such notices and demands are not reasonably likely to continue, the Borrower and the Agent shall in good faith seek a mutually satisfactory substitute bank or banks (which may be one or more of the Lenders) to purchase from such Lender all Revolving Credit Loans, Letter of Credit Obligations and Revolving Credit Commitments held by such Lender.

         10.8. Governing Law; Severability. This Agreement and the Amended and Restated Revolving Credit Notes and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Wherever possible, each provision of this


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Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10.9. Submission to Jurisdiction. (a) Any legal action or proceeding with respect to this Agreement or the Amended and Restated Revolving Credit Notes or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and, to the maximum extent permitted by law, in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                 (b) The Borrower irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address provided herein.

                 (c) Nothing contained in this Section 10.9 shall affect the right of the Agent, any Lender, any holder of an Amended and Restated Revolving Credit Note or the Issuer to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

         10.10. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         10.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         10.12. Entire Agreement, etc. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, and the fee agreements referred to in Section 2.3 embody the entire agreement


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

of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

         10.13. Confidentiality. Each Lender, the Issuer and the Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's, the Issuer's or the Agent's, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender's, the Issuer's or the Agent's, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender, the Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order (which requirement or order shall be promptly notified to the Borrower) or requested or required by bank regulators or auditors, or (d) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this sentence.

         10.14. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

         10.15. Return of Old Revolving Credit Notes. On the Closing Date, each Lender holding an Old Revolving Credit Note will exchange such Old Revolving Credit Note issued to it for the Amended and Restated Revolving Credit Note delivered by the Borrower pursuant to Section 3.1(a).

         10.16. No Novation. The terms and conditions of the Existing Credit Agreement, the Old Revolving Credit Notes and the "Loan Documents" (as defined in the Existing Credit Agreement) are amended as set forth in, and restated in their entirety and superseded by, this Agreement, the Amended and Restated Revolving Credit Notes and the other Loan Documents. It is expressly understood and acknowledged that nothing in this Agreement shall be deemed to work a novation of the Old Revolving Credit Notes or any obligation under the Existing Credit Agreement. Notwithstanding any provision of this Agreement or any other Loan Document, the execution and delivery of this Agreement and the incurrence of Obligations hereunder and under the Amended and Restated Revolving Credit Notes


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

shall be in substitution for, but not in payment of, the Old Revolving Credit Notes and obligations owing to the Lenders under the Existing Credit Agreement.





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



                                        GENEVA STEEL COMPANY



                                        By:       Dennis L. Wanlass
                                           -------------------------------------
                                           Name:  Dennis L. Wanlass
                                           Title: Vice President, Treasurer
                                                  and Chief Financial Officer


                                        CITICORP USA, INC.
                                        as Agent


                                        By:       Keith R. Karako
                                           -------------------------------------
                                           Name:  Keith R. Karako
                                           Title: Attorney-in-Fact


                                        Lenders

                                        CITICORP USA, INC.


                                        By:       Keith R. Karako
                                           -------------------------------------
                                           Name:  Keith R. Karako
                                           Title: Attorney-in-Fact


                                        CORESTATES BANK, N.A.


                                        By:       Myron Landau
                                           -------------------------------------
                                           Name:  Myron Landau
                                           Title: Vice President





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





                                        BANK ONE, UTAH, N.A.


                                        By:       Stephen A. Cazier
                                           -------------------------------------
                                           Name:  Stephen A. Cazier
                                           Title: Vice President


                                        FIRST SECURITY BANK
                                        OF UTAH, N.A.


                                        By:       Scott Eastwood
                                           -------------------------------------
                                           Name:  Scott Eastwood
                                           Title: Vice President


                                        Issuer

                                        CITIBANK, N.A.


                                        By:       Keith R. Karako
                                           -------------------------------------
                                           Name:  Keith R. Karako
                                           Title: Attorney-in-Fact

                            Schedules and Exhibits


[Intentionally omitted. The Registrant shall furnish supplementally a copy of these schedules and exhibits to the Commission upon request.]